AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ACCOUNTABLE HEALTHCARE AMERICA INC.,

CLINIGENCE HOLDINGS, INC.,

AND

AHA ACQUISITION CORP

FEBRUARY 25, 2021

i

ARTICLE 1. Defined Terms	1
1.1 Defined Terms	1
ARTICLE 2. The Merger	2
2.1 The Merger	2
2.2 Closing	2
2.3 Effective Time	2
2.4 Effects of the Merger	2
2.5 Certificate of Incorporation; Bylaws	2
2.6 Directors and Officers	2
ARTICLE 3. Effect of the Merger on Capital Stock; Exchange of Certificates	3
3.1 Effect of the Merger on Capital Stock	3
3.2 Exchange Procedures	4
3.3 Treatment of Warrants and Other Stock-Based Compensation	5
3.4 Appraisal Rights	7
ARTICLE 4. Pre-Closing Covenants	7
4.1 Parent’s Conduct of the Business	7
4.2 AHA’s Conduct of the Business	9
4.3 Access to Information	11
4.4 Commercially Reasonable Efforts	12
4.5 Acquisition Transaction	12
4.6 Notices of Certain Events; Continuing Disclosure	13
4.7 Confidentiality, Press Releases and Public Announcements	13
4.8 Conversion of AHA Series C Preferred Stock; Modification of Series E Preferred	14
4.9 Consents	14
4.10 Section 16(b) Board Approval	14
4.11 AHA Stockholder Approval	14
ARTICLE 5. Closing Deliveries	15
5.1 Closing Deliveries by Parent	15
5.2 Closing Deliveries by AHA	17
ARTICLE 6. Representations and Warranties of Parent and Merger Sub	18
6.1 Organization and Qualification	18
6.2 Authority; Capacity	18
ii

6.3 Capitalization; Ownership of Parent; Debt.	18
6.5 Subsidiaries	19
6.6 Financial Statements	20
6.7 Absence of Undisclosed Liabilities	20
6.8 Absence of Changes	21
6.9 Material Contracts	21
6.10 Title; Sufficiency; Condition of Assets	23
6.11 Leased Real Property	23
6.12 Intellectual Property	24
6.13 Service Providers	27
6.14 Parent Benefit Plans	28
6.15 Compliance with Laws; Governmental Approvals	29
6.16 Litigation	30
6.17 Taxes	30
6.18 Brokers	32
6.19 Transactions with Affiliates	32
6.20 Insurance Policies	33
6.21 Bank Accounts	33
6.22 Powers of Attorney	33
6.23 Certain Securities Law Matters.	33
6.24 Copies Complete	33
6.25 Full Disclosure.	34
ARTICLE 7. Representations and Warranties of AHA	34
7.1 Organization and Qualification	34
7.2 Authority; Capacity	34
7.3 Capitalization; Ownership of AHA; Debt.	34
7.4 No Conflicts; Required Consents	35
7.5 Subsidiaries	36
7.6 Financial Statements	36
7.7 Absence of Undisclosed Liabilities	36
7.8 Absence of Changes	37
7.9 Material Contracts	37
iii

7.10 Title; Sufficiency; Condition of Assets	39
7.11 Leased Real Property	39
7.12 Intellectual Property	40
7.13 Service Providers	42
7.14 AHA Benefit Plans	44
7.15 Compliance with Laws; Governmental Approvals	45
7.16 Litigation	46
7.17 Taxes	46
7.18 Brokers	48
7.19 Transactions with Affiliates	48
7.20 Insurance Policies	48
7.21 Bank Accounts	49
7.22 Powers of Attorney	49
7.23 Certain Securities Law Matters	49
7.24 Accredited Investor	49
7.25 Copies Complete	49
7.26 Full Disclosure.	49
ARTICLE 8. Additional Agreements	49
8.1 Expenses	49
8.2 Tax Returns	49
8.3 Parent Name Change	50
8.4 Lock-Up Agreements	50
8.5 Parent Debt	50
8.6 Post-Closing Parent Governance	51
8.7 Listing; Resale Registration	51
8.8 Employment Agreements	51
8.9 Officers and Directors Indemnification; D&O Insurance	51
ARTICLE 9. Conditions to Closing	52
9.1 Conditions Precedent to Obligations of AHA	52
9.2 Conditions Precedent to Obligations of Parent and Merger Sub	53
ARTICLE 10. Termination	55
10.1 Termination	55
iv

ARTICLE 11. Miscellaneous Provisions	56
11.1 Amendments and Waivers	56
11.2 Notices	56
11.3 Governing Law	57
11.4 Exhibits and Schedules	57
11.5 Assignments Prohibited; Successors and Assigns	57
11.6 No Third-Party Beneficiaries	57
11.7 Counterparts	58
11.8 Severability	58
11.9 Entire Agreement	58
11.10 Interpretation	58
11.11 Construction	58
11.12 Jurisdiction; Service of Process	59
11.13 Waiver of Jury Trial	59
11.14 Provisional Relief; Specific Performance	59
11.15 Recovery of Fees by Prevailing Party	59
11.16 Further Assurances	59
11.17 Time of the Essence	59

5

Schedule 1	Definitions
Schedule 2.6	Directors and Officers of Surviving Corporation
Schedule 3.3(a)	Options
Schedule 3.3(b)	Warrants
Schedule 3.3(c)	Convertible Debt
Schedule 3.3(d)	Capitalization Certificate
Schedule 4.2(a)	AHA’s Conduct of the Business
Schedule 5.1(i)	Parent Signatories to Lock Up Agreements
Schedule 5.2(e)	AHA Signatories to Lock Up Agreements
Schedule 6	Parent Disclosure Schedule
Schedule 7	AHA Disclosure Schedule
Schedule 8.7	Directors and Officers of Parent
Schedule 9.1(g)	Specified Parent Contracts
Schedule 9.1(h)	Specified AHA Contracts
Exhibit 8.5	Form of Lock Up Agreement

vi

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of February 25, 2021 (the “Signing Date”) by and among Accountable Healthcare America Inc., a Delaware corporation (“AHA”), Clinigence Holdings, Inc., a Delaware corporation (“Parent”), and AHA Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into AHA, with AHA surviving that merger on the terms and subject to the conditions set forth herein;

WHEREAS, the Board of Directors of AHA (the “AHA Board”) has by the unanimous vote of the directors: (a) determined that it is in the best interests of AHA and the holders of shares of AHA’s capital stock, and declared it advisable, to enter into this Agreement with Parent and Merger Sub; (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby, including the Merger; and (c) resolved, subject to the terms and conditions set forth in this Agreement, to recommend adoption of this Agreement by the stockholders of AHA; in each case, in accordance with the Delaware General Corporation Law (the “DGCL”);

WHEREAS, the respective Boards of Directors of Parent (the “Parent Board”) and Merger Sub (the “Merger Sub Board”) have each: (a) determined that it is in the best interests of Parent or Merger Sub, as applicable, and their respective stockholder(s), and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the Merger contemplated hereby, including the Merger; in each case, in accordance with the DGCL;

WHEREAS, the Parent Board has approved the issuance of shares of Parent’s common stock, par value $0.001 per share (the “Parent Common Stock”) in connection with the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3; and

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1.
Defined Terms

1.1               Defined Terms. Certain capitalized terms used in this Agreement are defined on Schedule 1 attached hereto.

ARTICLE 2.

1

The Merger

2.1               The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time: (a) Merger Sub will merge with and into AHA (the “Merger”); (b) the separate corporate existence of Merger Sub will cease; (c) AHA will continue its corporate existence under the DGCL as the surviving corporation in the Merger and a Subsidiary of Parent (sometimes referred to herein as the “Surviving Corporation”); and (d) the Surviving Corporation shall change its name to a name that is mutually agreeable to Parent and AHA.

2.2               Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place as soon as practicable (and, in any event, within three (3) Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 9 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3               Effective Time. Subject to the provisions of this Agreement, at the Closing, AHA, Parent, and Merger Sub will cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by AHA and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

2.4               Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of AHA and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of AHA and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

2.5               Certificate of Incorporation; Bylaws. At the Effective Time: (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated so as to read in its entirety as mutually agreed to by the parties, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by Applicable Law; and (b) the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation, or as provided by Applicable Law.

2.6               Directors and Officers. Schedule 2.6 sets forth the Persons who shall be the directors and officers of the Surviving Corporation from and after the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the DGCL and the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE 3.

2

Effect of the Merger on Capital Stock; Exchange of Certificates

3.1               Effect of the Merger on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or AHA or the holder of any capital stock of Parent, Merger Sub, or AHA:

(a)                Cancellation of Certain AHA Common Stock. Each share of AHA’s common stock, par value $0.001 per share (the “AHA Common Stock”), that is owned by AHA (as treasury stock or otherwise) or any of its direct or indirect wholly-owned Subsidiaries as of immediately prior to the Effective Time (the “Cancelled Shares”) will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(b)                Conversion of AHA Common Stock and AHA Series C and D Preferred Stock. Each share of AHA Common Stock issued and outstanding immediately prior to the Effective Time (other than Cancelled Shares) will be converted into the right to receive such number of fully paid and nonassessable shares of Parent Common Stock, and each share of AHA Series C and Series D Preferred Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive such number of fully paid and nonassessable shares of Parent Common Stock as set forth on Schedule 3.3 (d) (collectively, the “Merger Consideration”) that would result in the stockholders of AHA (the “AHA Stockholders”) having a right to receive an aggregate number of the Merger Consideration shares of Parent Common Stock immediately following the Effective Time , assuming there are no Dissenting Stockholder Interests as of the Effective Time (the “Exchange Ratio”),. Notwithstanding the foregoing, and for the avoidance of doubt, for purposes of calculating the Exchange Ratio, (i) the aggregate number of shares of Parent held by the AHA Stockholders immediately following the Effective Time shall include the number of issued and outstanding common shares and the securities listed on Schedule 3.1(b), in each case on an as-converted basis, (ii) the aggregate number of issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time shall include subscriptions, convertible Debt, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating Parent to issue or sell, or cause to be issued or sold or converted into, any shares of capital stock of Parent or any securities convertible into or exchangeable for any such shares from and after the Signing Date and to the Effective Time, in each case on an as-converted basis, and (iii) the aggregate number of issued and outstanding shares of AHA Common Stock immediately prior to the Effective Time shall include the number of issued and outstanding common shares and the securities listed on Section 7.3(a) of the AHA Disclosure Schedule.

(c)                Conversion of Merger Sub Capital Stock. Each share of common stock, per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid, and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers, and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d)                Parent Capital Stock. Parent shall reserve and take all other actions necessary or appropriate to have available for issuance or transfer a sufficient number of shares of Parent Common Stock for delivery in accordance with this Section 3.1.

3

3.2               Exchange Procedures.

(a)                Exchange Agent. At the Effective Time, Parent shall designate its Transfer Agent as the exchange agent (the “Exchange Agent”), to act as the agent for the purpose of paying the Merger Consideration for the Certificates and the Book-Entry Shares. At or promptly following the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent certificates representing the shares of Parent Common Stock to be issued as Merger Consideration (or make appropriate alternative arrangements if uncertificated shares of Parent Common Stock represented by book-entry shares will be issued).

(b)                Procedures for Surrender; No Interest. Promptly after the Effective Time, the Exchange Agent or AHA shall send to each record holder of shares of AHA Common Stock at the Effective Time a transmittal letter in a form mutually agreed to by the parties (the “Transmittal Letter”). Each holder of shares of AHA Common Stock shall be entitled to receive the Merger Consideration in respect of the AHA Common Stock represented by a Certificate or Book-Entry Share upon: (i) surrender to the Exchange Agent of a Certificate; or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of Book-Entry Shares; in each case, together with a duly completed and validly executed Transmittal Letter and such other documents as may reasonably be requested by the Exchange Agent or AHA. No interest shall be paid or accrued upon the surrender or transfer of any Certificate or Book-Entry Share. Upon payment of the Merger Consideration pursuant to the provisions of this ARTICLE 3, each Certificate or Certificates or Book-Entry Share or Book-Entry Shares so surrendered or transferred, as the case may be, shall immediately be cancelled.

(c)                Payments to Non-Registered Holders. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that: (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred; and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                Full Satisfaction. All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of AHA Common Stock formerly represented by such Certificate or Book-Entry Shares, and from and after the Effective Time, there shall be no further registration of transfers of shares of AHA Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this ARTICLE 3.

(e)                Distributions with Respect to Unsurrendered Shares of AHA Common Stock. All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement.

(f)                 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of AHA or Parent shall occur (other than the issuance of additional shares of capital stock of AHA or Parent as permitted by this Agreement), including by reason of any

4

reclassification, recapitalization, stock split, or combination, exchange, readjustment of shares, or similar transaction (other than the Recapitalization), or any stock dividend or distribution paid in stock, the Exchange Ratio and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change; provided, however, that this sentence shall not be construed to permit Parent or AHA to take any action with respect to its securities that is prohibited by the terms of this Agreement.

(g)                Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this ARTICLE 3 such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws. To the extent that amounts are so deducted and withheld by the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub, or the Surviving Corporation, as the case may be, made such deduction and withholding.

(h)                No Fractional Shares. No fractional Parent Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding anything to the contrary contained herein, each holder of AHA Common Stock a who would otherwise have been entitled to receive a fractional share of Parent Common Stock o (after taking into account all AHA Common Stock o owned by such Person) shall receive, in lieu thereof, such fractional shares rounded up to the nearest whole share.

(i)                 Lost Certificates. If any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed, the Exchange Agent will issue, in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of AHA Common Stock formerly represented by such Certificate as contemplated under this ARTICLE 3.

3.3               Treatment of Warrants and Other Stock-Based Compensation. At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub, or AHA or the holder of any capital stock of Parent, Merger Sub, or AHA:

(a)                AHA Stock Options. Each option to acquire shares of AHA Common Stock (each, an “AHA Stock Option”) that is outstanding under any AHA Stock plan immediately prior to the Effective Time and set forth on Schedule 3.3 (a), whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Stock Option in accordance with this Section 3.3(a). Each such Parent Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the AHA Stock Option immediately prior to the Effective Time. As of the Effective Time, each such Parent Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) (the “Parent Option Shares”) equal to the product of: (i) the number of shares of AHA Common Stock subject to such AHA Stock Option; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of AHA Common Stock of such AHA Stock Option by (B) the Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Parent Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of AHA Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424(a) of the Code.

5

(b)                AHA Warrants. Each warrant to acquire shares of AHA Common Stock (each, an “AHA Warrant”) that is outstanding immediately prior to the Effective Time and set forth on Schedule 3.3(b), whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into a Parent Warrant in accordance with this Section 3.3(b). Each such Parent Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the AHA Warrant immediately prior to the Effective Time. As of the Effective Time,, except as set forth on Schedule 3.3(b) each such Parent Warrant as so assumed and converted shall be a warrant to acquire that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) (the “Parent Warrant Shares”) equal to the product of: (i) the number of shares of AHA Common Stock subject to such AHA Warrant; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of AHA Common Stock of such AHA Warrant by (B) the Exchange Ratio.

(c)                AHA Convertible Notes. Each convertible note or other Debt issued by AHA that is convertible into shares of AHA Common Stock (each, an “AHA Convertible Note”) that is outstanding immediately prior to the Effective Time and set forth on Schedule 3.3(c), whether or not then convertible, shall be, by virtue of the Merger and without any action on the part of the holder thereof, or any other Person, be assumed by Parent and shall be converted into an obligation of Parent in accordance with this Section 3.3(c). Each such Parent obligation as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the AHA Convertible Note immediately prior to the Effective Time. As of the Effective Time and except as set forth on Schedule 3.3©, each such Parent obligation as so assumed and converted shall be a convertible note convertible into that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) (the “Parent Conversion Shares”) equal to the product of: (i) the number of shares of AHA Common Stock subject to such AHA Convertible Note; and (ii) the Exchange Ratio, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of AHA Common Stock of such AHA Convertible Note by (B) the Exchange Ratio.

(d)                Tax Treatment. For U.S. federal income Tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

(e)                Capitalization Certificate. At least five (5) Business Days before the Closing Date, Parent shall prepare and deliver to AHA a certificate (the “Capitalization Certificate”) setting forth, as of immediately prior to the Effective Time, the number of the total issued and outstanding Parent Common Stock on a fully diluted, as-converted basis, calculated in accordance with Section 3.1(b).

(f)                 Consideration Spreadsheet. At least three (3) Business Days before the Closing Date, AHA shall prepare and deliver to Parent a spreadsheet (the “Consideration Spreadsheet”), certified by the President of AHA, which shall set forth, as of the Closing Date and based on the information provided by Parent in the Capitalization Certificate, (i) each AHA Stockholder’s address and, if available to AHA, social security number (or tax identification number, if applicable), (ii) the number of shares of AHA Common Stock held by such Person, (iii) the respective certificate number(s) representing such shares of AHA Common Stock , and (iv) the number of shares of Parent Common Stock k issuable to such Person at the Closing in respect of such AHA Common Stock a as Merger Consideration in accordance with this ARTICLE 3.

3.4               Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any outstanding shares of AHA Common Stock held by Persons who have exercised and perfected appraisal

6

rights for such shares of AHA Common Stock in accordance with Section 262 of the DGCL, if such Section provides for appraisal rights for such shares in the Merger (“Dissenting Shares”), and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive a portion of the Merger Consideration or any other amounts payable under this ARTICLE 3 attributable to such Dissenting Shares. Such holders of AHA Common Stock (the “Dissenting Stockholders”) shall be entitled to receive payment of the appraised value of such shares of AHA Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such Dissenting Stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under the DGCL. Notwithstanding the foregoing, if any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive a portion of the Merger Consideration and any other amounts payable under this ARTICLE 3, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.2. Prior to the Effective Time, AHA shall provide Parent prompt notice of any written demands for appraisal or payment of the fair value of any shares of AHA Common Stock, the withdrawal of such demands and any other related instruments served pursuant to the DGCL and received by AHA. Prior to the Effective Time, AHA shall provide Parent the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal or payment of the fair value of any shares of AHA Common Stock. AHA shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal or payment of the fair value of any shares of AHA Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands. Any demand by any AHA Stockholder for appraisal or payment of the fair value of any shares of AHA Common Stock (whether under Section 262 of the DGCL, or otherwise), including payments in respect of such Person’s Dissenting Shares to the extent such payments exceed the Merger Consideration to which such Person would have been entitled pursuant to Section 3.1 in respect of such Dissenting Shares if such Person had not exercised appraisal rights in respect thereof, shall reduce the aggregate amount of Merger Consideration otherwise payable to AHA Stockholders pursuant to Section 3.1.

ARTICLE 4.
Pre-Closing Covenants

4.1               Parent’s Conduct of the Business.

(a)                Subject to Section 4.1(c), from the Signing Date until the Closing Date, Parent covenants and agrees to conduct its business only in, and shall not take any action except in the ordinary course of business and in a manner consistent with past practice; and Parent shall use its commercially reasonable efforts to preserve substantially intact the business organization of Parent, to keep available the services of the current Service Providers of Parent and to preserve the current relationships of Parent with customers, suppliers and other Persons with which Parent has significant business relations. Parent shall promptly notify AHA of any event or occurrence not in the ordinary course of business of Parent.

(b)                Without limiting the generality of Section 4.1(a), except as expressly contemplated by this Agreement or disclosed in the Parent Disclosure Schedule, Parent shall not, from the Signing Date until the Closing Date, directly or indirectly, do or propose, any of the following without the prior written consent of AHA:

(i)                 Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its shares or other equity, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or repurchase or otherwise acquire, directly or indirectly, any of its shares except from former

7

Service Providers in accordance with agreements providing for the repurchase of shares in connection with any termination of service to Parent;

(ii)               Declare or pay any dividends on or make any other distributions with respect to any of its shares or other equity, or repurchase or otherwise acquire, directly or indirectly, any of its shares, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of Parent’s assets failing to exceed its liabilities, (B) Parent’s remaining assets to be unreasonably small in relation to Parent’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) Parent not being able to pay its debts as they become due;

(iii)             Cause or permit any amendments to the Parent Certificate of Incorporation or equivalent documents;

(iv)              Enter into any commitment or transaction not in the ordinary course of business;

(v)                Terminate any Service Providers or grant severance or termination pay to any Service Provider;

(vi)              Enter into any material transaction with its officers, directors or stockholders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to AHA in writing;

(vii)            Amend or otherwise modify the terms of any Material Contract to which Parent is a party;

(viii)          Amend or otherwise modify the material terms of any Governmental Approval;

(ix)              Transfer to any Person any rights to Parent’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x)                Sell, lease, license or otherwise dispose of any of Parent’s assets outside of the ordinary course of business;

(xi)              Commence a Proceeding other than for the routine collection of bills;

(xii)            Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of Parent taken as a whole;

(xiii)          Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under Parent’s normal Service Provider review cycle, in all cases consistent with past practice;

8

(xiv)          Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xv)            Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in Parent’s Financial Statements;

(xvi)          Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in a Parent Material Adverse Effect, and if such action would not reasonably be expected to result in a Parent Material Adverse Effect, then Parent shall only be obligated to notify AHA of such action);

(xvii)        Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xviii)      Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to Parent;

(xix)          Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx)            Take any action or fail to take any action that could reasonably be expected to cause or result in a Parent Material Adverse Effect; or

(xxi)          Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 4.1(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

(c)                Notwithstanding anything in this Agreement to the contrary, AHA acknowledges and agrees that Parent has a letter of intent with Associated Hispanic Physicians of Southern California, a Medical corporation (“AHP”) and AHA shall obtain approval of AHA’s Board of Directors to the transactions contemplated by or arising from such letter of intent that s occur between the Signing Date and the Closing Date (the “AHP Transaction”).

4.2               AHA’s Conduct of the Business.

(a)                Except as set forth on Schedule 4.2(a), from the Signing Date until the Closing Date, AHA covenants and agrees to conduct its business only in, and AHA shall not take any action, except in, the ordinary course of business and in a manner consistent with past practice; and AHA shall use its commercially reasonable efforts to preserve substantially intact the business organization of AHA, to keep available the services of the current Service Providers of AHA and to preserve the current relationships of AHA with customers, suppliers and other Persons with which AHA has significant business relations. AHA shall promptly notify Parent of any event or occurrence not in the ordinary course of business of AHA.

(b)                Without limiting the generality of Section 4.2(a), except as expressly contemplated by this Agreement or disclosed in the AHA Disclosure Schedule, AHA shall not, from the Signing Date

9

until the Closing Date, directly or indirectly, do or propose to do any of the following without the prior written consent of Parent:

(i)                 Declare or pay any non-cash dividends on or make any other non-cash distributions with respect to any of its shares or other equity, or split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its shares, or repurchase or otherwise acquire, directly or indirectly, any of its shares except from former Service Providers in accordance with agreements providing for the repurchase of shares in connection with any termination of service to AHA;

(ii)               Declare or pay any dividends on or make any other distributions with respect to any of its shares or other equity, or repurchase or otherwise acquire, directly or indirectly, any of its shares, that would, individually or in the aggregate, reasonably be expected to result in (A) the fair value and fair market value of AHA’s assets failing to exceed its liabilities, (B) AHA’s remaining assets to be unreasonably small in relation to AHA’s present and intended future business (without regard to whether the Merger are consummated or not) or (C) AHA not being able to pay its debts as they become due;

(iii)             Cause or permit any amendments to the AHA Certificate of Incorporation, operating agreement or equivalent documents;

(iv)              Enter into any commitment or transaction not in the ordinary course of business;

(v)                Terminate any Service Providers or grant severance or termination pay to any Service Provider;

(vi)              Enter into any material transaction with its officers, directors or stockholders, or their Affiliates, except (A) as provided in any equity incentive plan or award agreement entered into in connection therewith, or (B) other agreements relating to compensation or (C) pursuant to a binding agreement effective as of the date hereof and disclosed to Parent in writing;

(vii)            Amend or otherwise modify the terms of any Material Contract to which AHA is a party;

(viii)          Amend or otherwise modify the material terms of any Governmental Approval;

(ix)              Transfer to any Person any rights to AHA’s Intellectual Property Rights other than non-exclusive licenses granted to end-user customers in the ordinary course of business consistent with past practice;

(x)                Sell, lease, license or otherwise dispose of any of AHA’s assets outside of the ordinary course of business;

(xi)              Commence a Proceeding other than for the routine collection of bills;

(xii)            Acquire or agree to acquire by merging, consolidating or entering into a joint venture arrangement with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Entity or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the financial condition, results of operations, business or properties of AHA taken as a whole;

10

(xiii)          Adopt, amend or terminate any Service Provider benefit plans, programs, policies or other arrangements, or enter into any employment or Service Provider contract, pay any special bonus or special remuneration to any current or former Service Provider, or increase the salaries or wage rates of its Service Providers other than pursuant to scheduled Service Provider reviews under AHA’s normal Service Provider review cycle, in all cases consistent with past practice;

(xiv)          Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others;

(xv)            Pay, discharge or satisfy any Liability, other than the payment, discharge or satisfaction of obligations in the ordinary course of business or liabilities reflected or reserved against in AHA’s Financial Statements;

(xvi)          Make any Tax election other than in the ordinary course of business and consistent with past practice, change any Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment, or consent to any extension or waiver of the limitation period, applicable to any Tax claim or assessment (but in each case only if such action would reasonably be expected to result in an AHA Material Adverse Effect, and if such action would not reasonably be expected to result in an AHA Material Adverse Effect, then AHA shall only be obligated to notify Parent of such action);

(xvii)        Fail to pay or otherwise satisfy its monetary obligations as they become due, except such as are being contested in good faith;

(xviii)      Waive or commit to waive any rights with a value in excess of $25,000, or forgive any indebtedness owed to AHA;

(xix)          Cancel, amend or renew any insurance policy other than in the ordinary course of business;

(xx)            Take any action or fail to take any action that could reasonably be expected to cause or result in an AHA Material Adverse Effect; or

(xxi)          Enter into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 4.2(b), or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder.

4.3               Access to Information. From the Signing Date until the Closing Date, upon reasonable advance notice, Parent and AHA shall each:

(a)                give the other party and its Representatives full access during normal business hours to its buildings, offices, and other facilities, to Persons having business relationships with Parent or AHA (including suppliers, licensees and customers), and to all its books and records, whether located on its premises or at another location,

(b)                permit the other party to make such inspections as it may require,

11

(c)                cause its officers to furnish the other party with such financial, operating, technical and product data and other information with respect to the Business and the Assets of Parent and AHA as it from time to time may request, including financial statements and schedules,

(d)                allow the other party the opportunity to interview its current and former Service Providers, and

(e)                assist and cooperate with the other party in the development of integration plans for implementation by Parent and AHA following the Closing;

provided, that no investigation pursuant to this Section  4.3 shall affect or be deemed to modify any representation or warranty made by Parent or AHA herein.

4.4               Commercially Reasonable Efforts. From the Signing Date until the Closing, each of Parent and AHA shall use their respective commercially reasonable efforts to cause to be fulfilled and satisfied all of the other party’s conditions to Closing set forth in ARTICLE 9.

4.5               Acquisition Transaction. From the Signing Date to the earlier of the Closing and the termination of this Agreement, none of the parties hereto shall initiate, solicit, negotiate, encourage or provide information to facilitate, and none of the parties hereto shall cause or knowingly permit any Representative of any of the parties hereto, or any counsel, accountant, investment banker, financial advisor or other agent retained by it or them to initiate, solicit, negotiate, encourage or provide information to facilitate, any proposal or offer to acquire all or any substantial part of Parent’s business or assets (its Subsidiaries’ business or assets) or AHA’s business or assets, or any equity interests of Parent or AHA, or any Subsidiary thereof, whether by merger, purchase of assets or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an “Acquisition Transaction”). Each of the parties hereto shall immediately notify the other parties after receipt of any AHA Acquisition Proposal or Parent Acquisition Proposal, indication of interest or request for information from a third party relating to Parent or AHA in connection with an AHA Acquisition Proposal or Parent Acquisition Proposal or for access to the properties, books or records of Parent or AHA by any person or entity that indicates to any party hereto that such third-party is considering making, or has made, an AHA Acquisition Proposal or Parent Acquisition Proposal, and provide the other parties with copies of all documents and written or electronic communications relating to any AHA Acquisition Proposal or Parent Acquisition Proposal. Notwithstanding the foregoing, (a) in the event Parent receives an unsolicited Parent Acquisition Proposal and the Parent Board concludes in good faith that there is a reasonable likelihood that such Parent Acquisition Proposal constitutes or is reasonably likely to result in a Superior Parent Acquisition Proposal, Parent may, and may permit its representatives, to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Parent Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under Applicable Law, and (b) in the event AHA receives an unsolicited AHA Acquisition Proposal and the AHA Board concludes in good faith that there is a reasonable likelihood that such AHA Acquisition Proposal constitutes or is reasonably likely to result in a Superior AHA Acquisition Proposal, AHA may, and may permit its representatives, to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the AHA Board concludes in good faith (and based on the advice of counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under Applicable Law.

12

4.6               Notices of Certain Events; Continuing Disclosure. Each of AHA and Parent shall promptly notify the other party of, and deliver to such other party copies of all documentation relating to:

(a)                any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Merger contemplated by this Agreement’

(b)                the occurrence of any breach by AHA or Parent, as applicable, of any representation, warranty, covenant or agreement contained in this Agreement, promptly after AHA or Parent, as applicable, becomes aware of any such breach, including without limitation any such breach that could reasonably be expected to cause any of the closing conditions set forth in ARTICLE 9 not to be satisfied;

(c)                any Action commenced or, to AHA’s Knowledge or Parent’s Knowledge, as applicable, threatened against or relating to or involving AHA or Parent, as applicable, that relates to the consummation of the Merger contemplated by this Agreement, or relates to any of the material assets of AHA or Parent, as applicable, or any developments relating to any Action otherwise disclosed pursuant to this Agreement;

(d)                any notice, correspondence, document or other communication sent by or on behalf of AHA or Parent, as applicable, to any party to any Material Contract or Parent Material Contract or sent to AHA or Parent, as applicable, by any party to any Material Contract or Parent Material Contract (other than any communication that relates solely to routine commercial Merger between AHA and the other party to any such material contract and that is of the type sent in the Ordinary Course of Business);

(e)                any notice, report or other document either filed with or sent to, or received from, any Governmental Authority, or any governmental investigation on an alleged violation or noncompliance with Legal Requirements on behalf of AHA or Parent, as applicable, subsequent to the Signing Date in connection with the Merger or any of the other transactions contemplated by this Agreement; and

(f)                 copies of all material operating and financial reports prepared by AHA or Parent, as applicable, for such party’s senior management or for use in preparing such party’s consolidated financial statements, including: (A) copies of the unaudited monthly consolidated balance sheets of AHA or Parent, as applicable, and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows and (B) copies of any forecasts, write-off reports, hiring reports and capital expenditure reports prepared for AHA or Parent’s senior management, as applicable.

The delivery of any notice pursuant to this Section 4.6 will not limit any of the representations and warranties of AHA or Parent set forth in this Agreement or the remedies available hereunder.

4.7               Confidentiality, Press Releases and Public Announcements.

(a)                The terms of the Nondisclosure Agreement entered into previously by AHA and Parent are hereby incorporated by reference and shall continue in full force and effect until the Closing. The parties hereto acknowledge that any information provided to, or otherwise acquired by, or in connection with this Agreement and the Merger contemplated by this Agreement is subject to the terms of the Nondisclosure Agreement, the terms of which are incorporated herein by reference. Each of the parties hereto agrees for itself and himself and its and his representatives and Affiliates to use the Confidential Information (as such term is defined in the Nondisclosure Agreement) solely for the purposes of evaluating the other parties hereto and consummating the Merger and for no other purpose and to keep the Confidential Information confidential. AHA covenants and agrees for itself and himself and its and his representatives and Affiliates not to use the Confidential Information, at any time, for trading in Parent’s securities.

13

(b)                Parent and AHA will consult with each other before issuing, and provide each other the opportunity to review, comment upon and concur with, and use commercially reasonable efforts to agree on, any press release or other public statements with respect to the Merger contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as either party may determine is required by applicable Legal Requirements, court process or by obligations pursuant to any securities exchange or stock market. Notwithstanding the foregoing, if Parent determines it is required by applicable Legal Requirements to make a public announcement, including, without limitation, with respect to any filing with the SEC that Parent may be required to make as a result of the execution of this Agreement or the consummation of the Merger contemplated hereby, Parent shall give AHA as much prior notice as is reasonably practicable and shall consult with AHA about the text of such announcement or filing but shall not be required to obtain the consent of AHA with regard to such announcement or filing. Parent and AHA will consult with each other concerning the means by which any employee, customer or supplier of AHA (or their respective subsidiaries) or Parent or any other Person having any business relationship with either AHA or Parent (or their respective subsidiaries) will be informed of the Merger contemplated by this Agreement, and the other Party will have the right to be present for any such communication.

4.8               Conversion of AHA Series C Preferred Stock; Modification of Series E Preferred. AHA will cause, prior to Closing, the holders of AHA Series C Preferred Stock to convert all of the outstanding shares of Series C Preferred Stock into AHA Common Stock in accordance with the AHA Certificate of Incorporation Prior to the Closing, AHA will cause the holders of AHA Series C Preferred Stock, and AHA Series E Preferred Stock to amend or modify any agreements among such holders and AHA to conform to this Schedule 4.8 and any other applicable terms of this Agreement.

4.9               Consents. Each of Parent and AHA will use commercially reasonable efforts to obtain prior to Closing all Consents from Governmental Authorities as may be required in connection with the Merger. Prior to the Closing and thereafter, each of Parent and AHA will use its commercially reasonable efforts to obtain all Consents under any Parent Contracts (including all Specified Parent Contracts) and AHA Contracts (including all Specified AHA Contracts), as applicable, as required to consummate the Merger with respect to such Parent Contracts and AHA Contracts and to preserve all rights of and benefits under such Parent Contracts and AHA Contracts in connection therewith.

4.10           Section 16(b) Board Approval. Intentionally left blank.

4.11           AHA Stockholder Approval. As of the Signing Date, the AHA Board has adopted resolutions approving this Agreement and the transactions contemplated by this Agreement on substantially the terms and conditions set forth in this Agreement, and directing that this Agreement and the other transactions contemplated by this Agreement, on such terms and conditions, be submitted to the AHA Stockholders entitled to vote for their consideration at a special meeting (the “AHA Stockholder Meeting”). AHA will take, in accordance with the federal securities laws, the DGCL and its Certificate of Incorporation and Bylaws, all action necessary to (i) duly call and give notice of the AHA Stockholder Meeting as soon as practicable (but in no event later than fifteen (15) calendar days following the Signing Date), and (ii) duly convene and hold the AHA Stockholder Meeting no later than thirty (30) calendar days following the date AHA sends notice of the AHA Stockholder Meeting to the AHA Stockholders (with any and all adjournments to occur within such thirty (30) calendar day period), to consider and vote upon the adoption of this Agreement and approval of the other transactions contemplated by this Agreement as well as any other such matters. In lieu of the AHA Stockholder Meeting, AHA may obtain the written consent of the holders of at least a majority of the outstanding AHA capital stock entitled to vote approving this Agreement and the other transactions contemplated by this agreement and notify the remaining stockholders of their right under Applicable Law (“AHA Stockholder Consent”), in which case AHA shall transmit the AHA Stockholder Consent to the AHA Stockholders as soon as practicable (but in no event later than fifteen

14

(15) calendar days following the Signing Date). Except in the case of a Superior AHA Acquisition Proposal specifically permitted by Section 10.1(a)(x), the AHA Board will use all reasonable best efforts to (a) recommend to the AHA Stockholders that they adopt this Agreement at the AHA Stockholder Meeting or by executing the AHA Stockholder Consent and (b) obtain from the AHA Stockholders the approval of a proposal to adopt this Agreement at the AHA Stockholder Meeting or a duly executed AHA Stockholder Consent (the “AHA Stockholder Approval”). Parent and AHA shall jointly prepare the AHA Stockholder Meeting materials or the AHA Stockholder Consent mailed to AHA Stockholders in conjunction with obtaining the AHA Stockholder Approval. The AHA shall submit this Agreement to the AHA Stockholders at the AHA Stockholder Meeting or with the AHA Stockholder Consent in lieu of the AHA Stockholder Meeting even if the AHA Board shall have withdrawn, modified or qualified its recommendation, unless this Agreement has been terminated in accordance with its terms. Within two (2) Business Days after the AHA Stockholder Meeting or obtaining the requisite consent of the AHA Stockholders pursuant to the AHA Stockholder Consent, AHA shall deliver to Parent a certificate of an authorized officer of AHA certifying (i) as to the number of shares of AHA capital stock voted and AHA Stockholders voting in favor of, voting against, or abstaining from voting on the Merger and the terms of this Agreement, and the transactions contemplated hereby at the AHA Stockholder Meeting, or (ii) that the requisite consent of the AHA Stockholders has been obtained pursuant to the AHA Stockholder Consent and attaching a copy of the executed AHA Stockholder Consent

ARTICLE 5.
Closing Deliveries

5.1               Closing Deliveries by Parent. At the Closing, Parent shall deliver the following items, duly executed by Parent and its Affiliates, as applicable, all of which shall be in form and substance reasonably acceptable to AHA except where otherwise indicated:

(a)                Indemnification Agreements. An indemnification agreement in form and substance satisfactory to the parties thereto, duly executed by Parent and each of the officers and directors appointed as of immediately following the Effective Time.

(b)                Parent Secretary’s Certificate. A certificate of the secretary of Parent, dated as of the Closing Date, certifying as to:

(i)                 the Parent Certificate of Incorporation and Parent’s Bylaws as in effect as of the Closing Date,

(ii)               resolutions of Parent’s Board of Directors approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, including the requisite amendments to Parent’s Certificate of Incorporation; and

(iii)             the incumbency of Parent’s officers executing this Agreement and all other Transaction Documents.

(c)                Merger Sub Secretary’s Certificate. A certificate of the secretary of Merger Sub, dated as of the Closing Date, certifying as to:

(i)                 the Certificate of Incorporation and Bylaws of Merger Sub as in effect as of the Closing Date,

(ii)               resolutions of Merger Sub’s Board of Directors and stockholder approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents, and

15

(iii)             the incumbency of Merger Sub’s officers executing this Agreement and all other Transaction Documents.

(d)                Parent Closing Certificate. A certificate of an officer of Parent, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of Parent set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               Parent has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(e)                Merger Sub Closing Certificate. A certificate of an officer of Merger Sub, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of Merger Sub set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Parent Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               Merger Sub has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(f)                 Certificates of Good Standing. A certificate from the Secretary of State of Delaware as to each of Parent’s and Merger Sub’s good standing and payment of all applicable Taxes, and the Secretary of State of each state in which Parent is qualified to do business as a foreign corporation, as to Parent’s good standing and payment of all applicable Taxes.

(g)                Capitalization Certificate. The Capitalization Certificate, duly executed by an officer of Parent.

(h)                Exchange Agent Agreement. The Exchange Agent Agreement, duly executed by Parent and the Exchange Agent.

(i)                 Lock-Up Agreements. The Lock-Up Agreements, duly executed by the applicable stockholders and Affiliates of Parent listed on Schedule 5.1(i).

(j)                 Other Documents. Such other documents and instruments as AHA may reasonably request and which are deemed by AHA to be necessary to effect the Merger.

16

5.2               Closing Deliveries by AHA. At the Closing, AHA shall deliver the following items, duly executed by AHA, all of which shall be in form and substance reasonably acceptable to Parent except where otherwise indicated:

(a)                AHA Officer’s Certificate. A certificate of an officer of AHA, dated as of the Closing Date, certifying as to:

(i)                 the AHA Certificate of Incorporation and Bylaws as in effect as of the Closing Date,

(ii)               resolutions of AHA’s Board of Directors and stockholders approving the Merger and authorizing the execution, delivery and performance of this Agreement and of all other Transaction Documents and the AHP Transaction, and

(iii)             the incumbency of AHA officers executing this Agreement and all other Transaction Documents.

(b)                AHA Closing Certificate. A certificate of an officer of AHA, dated as of the Closing Date, certifying that:

(i)                 the representations and warranties of AHA set forth in this Agreement are true and correct in all respects as of the Closing Date as if made on the Closing Date, with the same effect as if made on and as of the Closing Date (or, if made as of a specified date, shall have been true and correct as of such date), except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in an AHA Material Adverse Effect (it being understood that for purposes of determining the accuracy of such representations and warranties, all material adverse effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded), and

(ii)               AHA has performed all obligations and covenants required to be performed by it under this Agreement and any other agreement or document entered into in connection herewith on or prior to the Closing Date.

(c)                Certificate of Good Standing. A certificate from the Secretary of State of Delaware as to AHA’s good standing and payment of all applicable Taxes, and a certificate from the Secretary of State of each state in which AHA is qualified to do business as a foreign corporation, as to the good standing and payment of all applicable Taxes of AHA.

(d)                Consideration Spreadsheet. The Consideration Spreadsheet.

(e)                Lock-Up Agreements. The Lock-Up Agreements, duly executed by the applicable AHA Stockholders and Affiliates of AHA listed on Schedule 5.2(e).

(f)                 Intentionally left blank.

(g)                Other Documents. Such other documents and instruments as Parent may request and which are deemed by Parent to be necessary to effect the Merger.

ARTICLE 6.
Representations and Warranties of Parent and Merger Sub

Except as set forth in the corresponding sections of the disclosure schedule of Parent delivered to

17

AHA concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby jointly and severally represent and warrant to AHA that, as of the Signing Date and as of the Closing Date:

6.1               Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Clinigence, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Georgia. Clinigence India is a corporation duly organized, validly existing and in good standing under the laws of India. Each of Parent and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and its Subsidiaries is duly qualified or licensed as a foreign corporation (and, as of the Closing Date will be duly qualified as a foreign corporation) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in a Parent Material Adverse Effect.

6.2               Authority; Capacity. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its or his obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by Parent and Merger Sub of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been, or will be as of the Closing Date, approved by Parent’s directors, and Merger Sub’s directors and stockholders. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by Parent and Merger Sub. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

6.3               Capitalization; Ownership of Parent; Debt.

(a)                Section 6.3(a) of the Parent Disclosure Schedule sets forth the authorized and outstanding capital of Parent and each of its Subsidiaries, the names of the holders of all of the issued and outstanding Parent capital stock owned by the Parent Stockholders and the number of shares and series or class of Parent capital stock so owned and, for each Subsidiary of Parent, the names of the holders of all of the issued and outstanding capital stock of such Subsidiary and the number of shares and series or class of capital stock so owned. Each share of the capital stock or equity interest of Parent and each of its Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any stockholder or member of Parent or any of its Subsidiaries. All of the issued and outstanding shares of capital stock or equity interests of Parent and its Subsidiaries has been issued in accordance with all applicable federal and state securities Laws.

(b)                Except as set forth in Section 6.3(b) of the Parent Disclosure Schedule, there are no (i) outstanding securities of Parent or its Subsidiaries convertible into or exchangeable for any capital stock or other equity interests or securities of Parent or any of its Subsidiaries; (ii) preemptive, registration or similar rights on the part of any holder of any class of securities of Parent or any of its Subsidiaries; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating Parent or any of its Subsidiaries to issue, sell, purchase or redeem, or

18

cause to be issued, sold, purchased or redeemed, any shares of capital stock of Parent or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any shares of the capital stock of Parent or any of its Subsidiaries; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the capital stock of Parent or any of its Subsidiaries. Other than as expressly provided in Section 4.1 of this Agreement, neither Parent nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock, and the consummation of the Merger will not trigger any such obligation.

6.4               Section 6.4 of the Parent Disclosure Schedule sets forth as of the Signing Date a true and complete list of all Debt of Parent and each of its Subsidiaries that exceeds $5,000 individually or $10,000 in the aggregate, including the number of shares of Parent or its Subsidiaries into which such Debt is convertible, as applicable. No Conflicts; Required Consents. No Consents other than those set forth in Section 6.4 of the Parent Disclosure Schedule are required with respect to Parent’s, or Merger Sub’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. The execution, delivery and performance of this Agreement and the other Transaction Documents by Parent and Merger Sub do not and will not, with or without notice or lapse of time,

(a)                conflict with or violate the Parent Certificate of Incorporation or Parent’s bylaws, or the certificate of incorporation or bylaws of Merger Sub;

(b)                conflict with or violate any Legal Requirement or Government Approval applicable to Parent or any of its Subsidiaries or by which the Parent Assets or any other property or asset of Parent or any of its Subsidiaries is bound or affected;

(c)                assuming the Consents listed in Section 6.4 of the Parent Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on the Parent Assets or the assets of Parent or any of Parent’s Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d)                violate or conflict with any other restriction of any kind or character to which Parent or any of its Subsidiaries is subject; or

(e)                require Parent or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

6.5               Subsidiaries. Except for Clinigence Health and Merger Sub, each of which Parent is the record and beneficial holder of all of the issued and outstanding capital stock, Clinigence LLC, of which Clinigence Health is the record and beneficial holder of all of the issued and outstanding membership interests, and Clinigence India, of which Clinigence LLC is the record and beneficial holder of fifty one percent (51%) of the issued and outstanding equity interests, Parent does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity. Since the date of its incorporation, Merger Sub has not engaged in any business activities or conducted any operations, nor will Merger Sub prior to the Closing Date engage in any business activities or conduct any operations other than in connection with the transactions contemplated by this Agreement. At the Effective Time, Merger Sub will not have any assets, Liabilities or obligations other than those contemplated by this Agreement.

19

6.6               Financial Statements.

All of Parent’s financial statements set forth in its annual report on Form 10-K filed with the SEC on May 14, 2020,and in its quarterly report filed with the SEC on Form 10-Q on November 13, 2020 (collectively, the “Parent Financial Statements”):

(i)                 are true, accurate and complete in all material respects;

(ii)               are consistent in all material respects with the Books and Records of Parent and its Subsidiaries;

(iii)             present fairly and accurately the financial condition of Parent and its Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries for the periods covered thereby; and

(iv)              have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

6.7               Absence of Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any Liabilities other than:

(i)                 those set forth in the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, of Parent included in Parent’s quarterly report filed with the SEC on Form 10-Q on November __, 2020 (the “Parent Interim Balance Sheet”);

(ii)               those incurred in the ordinary course of business and not required to be set forth in the Parent Interim Balance Sheet under GAAP and not in excess of an aggregate amount of $25,000;

(iii)             the Debt listed in Section 6.4 of the Parent Disclosure Schedule;

(iv)              those incurred in the ordinary course of business after the Balance Sheet Date and not in excess of $25,000 in the aggregate; or

(v)                those incurred in connection with the execution of any of the Transaction Documents.

6.8               Absence of Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement, (i)  Parent and its Subsidiaries have conducted the Parent Business in the ordinary course of business, (ii) no event or circumstance has occurred that has had or is likely to have a Parent Material Adverse Effect, and (iii) neither Parent nor any of its Subsidiaries has:

(a)                Entered into any commitment or transaction in excess of $50,000 or any commitment or transaction not in the ordinary course of business;

(b)                Entered into any transaction with its officers, directors or stockholders, or their Affiliates, except pursuant to a binding agreement effective as of the Signing Date and disclosed to AHA in writing;

(c)                Amended or otherwise modified the material terms of any Parent Material Contract or Governmental Approval except as approved in writing by AHA;

(d)                Commenced a Proceeding other than for the routine collection of bills;

20

(e)                Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;

(f)                 Took any action or failed to take any action that could reasonably be expected to cause or result in a Parent Material Adverse Effect; or

(g)                Entered into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 6.8, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

6.9               Material Contracts.

(a)                Section 6.9 of the Parent Disclosure Schedule provides a true and complete list of each of the following contracts to which Parent or any of its Subsidiaries is party other than this Agreement (collectively, the “Parent Material Contracts”):

(i)                 All leases for real property used by Parent or any of its Subsidiaries and all leases of personal property and any Contract affecting any right, title or interest in or to real property;

(ii)               All Contracts with Persons who are Service Providers, and all Parent Plans;

(iii)             Any Contract involving financing or borrowing of money, or evidencing indebtedness; any liability for borrowed money; any letters of credit; any obligation for the deferred purchase price of property in excess of $25,000; or guaranteeing in any way any Contract in connection with any Person;

(iv)              Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v)                Any Contract with any Governmental Authority;

(vi)              Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(vii)            Any Contract for the purchase or sale of any Parent Assets or assets of or any of its Subsidiaries other than in the ordinary course of business or for the option or preferential rights to purchase or sell any Parent Assets or assets of or any of its Subsidiaries;

(viii)          Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in Parent or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Parent Business;

(ix)              Any Contract related to the acquisition of a business or the equity of any other Entity or the sale of Parent or any of its Subsidiaries or any of the Parent Assets or any assets of any of its Subsidiaries;

(x)                Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment

21

or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, Parent or any of its Subsidiaries and an Affiliate thereof;

(xi)              Any proposed arrangement of a type that, if entered into, would be a Contract described in any of Section 6.9(a)(i) through 6.9(a)(x) above.

(b)                True and complete copies of each written Parent Material Contract and true and complete written summaries of each oral Parent Material Contract (including all amendments, supplements, modifications and waivers thereto) have been provided to AHA by Parent.

(c)                Each Parent Material Contract is currently valid, in full force and effect, and is enforceable by Parent or its Subsidiaries, as applicable, in accordance with its terms.

(d)                Neither Parent nor any of its Subsidiaries is in default, and no party has notified Parent or any of its Subsidiaries in writing that Parent or any of its Subsidiaries is in default, under any Parent Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(i)                 result in a violation or breach of any of the provisions of any Parent Material Contract;

(ii)               give any Person the right to declare a default or exercise any remedy under any Parent Material Contract;

(iii)             give any Person the right to accelerate the maturity or performance of any Parent Material Contract or to cancel, terminate or modify any Parent Material Contract; or

(iv)              otherwise have a Parent Material Adverse Effect in connection with any Parent Material Contract.

(e)                Neither Parent nor any of its Subsidiaries has waived any of its rights under any Parent Material Contract.

(f)                 The performance of the Parent Material Contracts will not result in any violation of or failure by Parent or any of its Subsidiaries to comply in all material respects with any Legal Requirement.

(g)                The Parent Material Contracts constitute all of the Contracts necessary to enable Parent and its Subsidiaries to conduct the Parent Business in the manner in which such Parent Business is currently being conducted.

(h)                The consummation of the Merger shall not result in Parent or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the Parent Business.

6.10           Title; Sufficiency; Condition of Assets. Parent or its Subsidiaries has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties reasonably necessary for the conduct of the Parent Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances. No Assets, licenses or other rights that are used in the Parent Business are held by any stockholder of Parent or any Affiliate of any such stockholder.

22

6.11           Leased Real Property.

(a)                Neither Parent nor any of its Subsidiaries owns or has ever owned any real property. Parent or its Subsidiaries have a valid and binding leasehold interest in each of the leased real properties (collectively, the “Parent Facilities”) listed in Section 6.11 of the Parent Disclosure Schedule, free and clear of any Encumbrances, except for Parent Facility Leases and Permitted Encumbrances. Each lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be delivered to AHA on or before Closing), evidencing such leased real property (the “Parent Facility Leases”) is also listed in Section 6.11 of the Parent Disclosure Schedule. Section 6.11 of the Parent Disclosure Schedule sets forth, in respect of each Parent Facility Lease, the date and name of the parties to such Parent Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the Signing Date. Parent or its Subsidiaries presently occupies each of the Parent Facilities free of any subleases, occupancy agreements, licenses, concessions or other similar agreements granting to any party or parties (other than Parent, its Subsidiaries or the applicable landlord) a right of use or occupancy of any portion of any Parent Facility. Parent’s or its Subsidiaries’ possession and quiet enjoyment of Parent Facilities under each of Parent Facility Leases has not been disturbed and there are no material disputes with respect to any of Parent Facility Leases. Each Parent Facility Lease is valid and in full force and effect, and, to Parent’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any Parent Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder. All Parent Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any Parent Facility in excess of $25,000. No security deposit or portion thereof deposited with respect to any Parent Facility Lease has been applied in respect of a breach of or default under any of Parent Facility Leases that has not been re-deposited in full. Neither Parent nor any of its Subsidiaries owes and will not in the future owe any brokerage commissions or finder’s fees with respect to any of Parent Facility Leases. There are no material unsatisfied capital expenditure requirements or remodeling obligations of Parent or any of its Subsidiaries under any of Parent Facility Leases, other than ordinary maintenance and repair obligations. Neither Parent nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy any of Parent Facilities arising under Parent Facility Leases or granted any other security interest in any Parent Facility Lease or any interest therein. Neither Parent nor any of its Subsidiaries has made any material modifications to Parent Facilities that will be required to be restored or otherwise removed at the expiration or termination of any Parent Facility Lease.

(b)                Neither Parent nor any of its Subsidiaries has any leasehold interest in any leased real property other than Parent Facilities. Prior to the Signing Date, Parent has provided AHA with true, correct and complete copies of all Parent Facility Leases, including all amendments and supplements thereto. The Parent Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which Parent or any of its Subsidiaries is a party. The Parent Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto. No delivery date of any Parent Facilities under any Parent Facility Leases has been accelerated and the premises not yet delivered.

(c)                To Parent’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice that its occupancy, use or the condition of any Parent Facility is in material violation of any Applicable Laws, zoning ordinances or land use restrictions. Each Parent Facility is in good and operable condition and repair and in material compliance with all Applicable Laws.

23

(d)                Parent does not know of any facts that would adversely affect the possession, use or occupancy of any of any leased real property or any Parent Facility. No portion of any leased real property nor any Parent Facility is currently subject to any condemnation proceedings, and, to the Knowledge of Parent, no condemnation or taking is threatened or contemplated.

6.12           Intellectual Property.

(a)                Section 6.12 of the Parent Disclosure Schedule sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of Parent or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by Parent or any of its Subsidiaries (collectively, the “Parent Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such Parent Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. Parent or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of Parent Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b)                Each item of Parent Intellectual Property is owned solely by or is duly and validly licensed to Parent or its Subsidiaries for use in the manner currently used by Parent or its Subsidiaries in the conduct of the Parent Business, free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of Parent Intellectual Property owned by Parent or its Subsidiaries is valid, subsisting, in full force and effect and, to Parent’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of Parent Intellectual Property. The Parent Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the Parent Business.

(c)                No Person who has licensed Intellectual Property to Parent or any of its Subsidiaries has ownership rights or license rights to improvements made by Parent or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. Neither Parent nor any of its Subsidiaries has transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in Parent Intellectual Property to any Person.

(d)                All material registration, maintenance and renewal fees due and payable in connection with each item of Parent Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such Parent Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the United States Patent and Trademark Office (the “PTO”), the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To Parent’s Knowledge, there are no actions that must be taken by Parent or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Parent Registered Intellectual Property Rights. Parent or its Subsidiaries has timely recorded an assignment of each Registered Intellectual Property Right assigned to Parent or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may

24

be. All Parent Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e)                Parent and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and Parent’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of Parent and its Subsidiaries, respectively. Since December 31, 2012, neither Parent nor any of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the Parent Business, the Parent Assets or the assets of any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does Parent have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(f)                 The operation of the Parent Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither Parent nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any Parent Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does Parent have Knowledge of any basis therefor). Neither Parent nor any of its Subsidiaries incorporates or uses the content or images of any third party in any software or website owned or licensed by Parent or any of its Subsidiaries.

(g)                To Parent’s Knowledge, no Person is violating, infringing or misappropriating any Parent Intellectual Property. Neither Parent nor any of its Subsidiaries has made any such claims against any Person with respect to any Parent Intellectual Property, and neither Parent nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any Parent Intellectual Property.

(h)                There are no Proceedings to which Parent or any of its Subsidiaries is a party before any Governmental Authority (including before the PTO) anywhere in the world related to any of the Parent Intellectual Property, including any Parent Registered Intellectual Property Rights and, to Parent’s Knowledge, no such Proceedings are threatened.

(i)                 No Parent Intellectual Property or Parent Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by Parent or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such Parent Intellectual Property.

(j)                 Neither this Agreement nor the consummation of the Merger will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material Parent Intellectual Property, (ii) result in (x) Parent or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any Parent Intellectual Property, including any release of Parent Intellectual Property from escrow; (y) Parent, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the Parent Business; or (z) Parent, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k)                No current or former Service Provider of Parent or any of its Subsidiaries: (i) is, to Parent’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or

25

agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, Parent or any of its Subsidiaries; or (ii) to Parent’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for Parent or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to Parent or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to Parent or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(l)                 Parent and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of Parent and its Subsidiaries in, to and under the Parent Intellectual Property.

(m)              Section 6.12 of the Parent Disclosure Schedule lists all software that is distributed as “free software” or “open source software,” or under any licensing or distribution model that purports to require, as a condition of use, modification and/or distribution of such software, that such software or other software incorporated into, derived from, or distributed with such software be disclosed or distributed in source code form, be licensed for the purpose of making derivative works, or be redistributable at no or minimal charge, or any license listed at www.opensource.org (collectively, “Open Source Software”) incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any Parent Product (or any part thereof) or otherwise used in any manner that may subject any Parent Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any Parent Products, neither Parent nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any Parent Products, any rights or immunities under any Parent Products. Parent and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for Parent or any of its Subsidiaries. With respect to any Open Source Software that is or has been used by or for Parent or any of its Subsidiaries in any way, Parent and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

(n)                Neither Parent nor any of its Subsidiaries has (i) licensed any of the software included in any Parent Products or Parent Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by Parent or any of its Subsidiaries (or any Person acting on behalf of Parent or any of its Subsidiaries) of any source code included in any Parent Products or Parent Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for Parent or any of its Subsidiaries in the ordinary course of business.

6.13           Service Providers.

(a)                Service Providers and Contracts. No Service Provider of Parent or any of its Subsidiaries has been granted the right to continued employment by Parent or any of its Subsidiaries, as applicable, or to any compensation following termination of employment with Parent or any of its Subsidiaries. Parent does not have any Knowledge that any Service Provider of Parent or any of its Subsidiaries intends to terminate his or her employment or other engagement with Parent or any of its Subsidiaries, nor does Parent or any of its Subsidiaries have a present intention to terminate the employment or engagement of any Service Provider.

26

(b)                Compensation. Parent has made available to AHA an accurate, correct and complete list of all:

(i)                 current Service Providers of Parent and its Subsidiaries, including each Service Provider’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

(ii)               individuals who are currently performing services for Parent or any of its Subsidiaries related to the Parent Business who are classified as “consultants” or “independent contractors,”

(iii)             bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Service Provider since the Balance Sheet Date,

(iv)              increases in any Service Provider’s wage, salary or other compensation since the Balance Sheet Date, and

(v)                increases or changes in any other benefits or insurance provided to any Service Provider since the Balance Sheet Date. No Service Provider of Parent or any of its Subsidiaries is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)                Disputes. There are no claims, disputes or controversies pending or, to Parent’s Knowledge, threatened involving any Service Provider or group of Service Providers. Since January 1, 2017, neither Parent nor any of its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)                Wage and Hour Liabilities. Neither Parent nor any of its Subsidiaries has (i) any overtime, meal period, break period, hours of service or wage and hour obligation or liability of whatsoever kind with respect to any of its past or current Service Providers or any liability for failure to comply with any Applicable Law relating to any of the foregoing, or (ii) any obligation or liability for any payment to any trust, pension or other fund, including union trust funds, or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers’ compensation benefits, social security, disability or other benefits for its Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)                Labor Relations. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of Parent, threatened between Parent or any of its Subsidiaries, on one hand, and any of their respective Service Providers, and neither Parent nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(f)                 Compliance with Employment Laws. Parent and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and have each withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Service Providers of Parent or any of its Subsidiaries, as applicable, and are not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither Parent or nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment

27

Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration laws. Since January 1, 2015, neither Parent nor any of its Subsidiaries has received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(g)                FLSA. Since January 1, 2016, for purposes of the Fair Labor Standards Act of 1938, as amended (the “FLSA”), and all other Applicable Laws, (i) all individuals characterized and treated by Parent or any of its Subsidiaries as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and Applicable Laws are or have been properly classified.

(h)                Compliance with Legal Requirements. Since January 1, 2018, Parent and its Subsidiaries have complied in all material respects with all Legal Requirements related to the employment or engagement of their respective Service Providers, including provisions related to wages, hours, leaves of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

6.14           Parent Benefit Plans.

(a)                Section 6.14 of the Parent Disclosure Schedule lists each employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code, which now are or ever have been maintained by Parent or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “Parent ERISA Affiliate”), or to which any Parent ERISA Affiliate now has or since December 31, 2017 has had an obligation to contribute (the “Parent Plans”). Section 6.14 of the Parent Disclosure Schedule identifies each of the Parent Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (the “ERISA Plans”). No event has occurred nor has there been any omission which would result in violation of any laws, rulings, or regulations applicable to any employee benefit plan. There are no claims pending or, to the Knowledge of the Parent, threatened with respect to any employee benefit plan, other than claims for benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan.

(b)                Each Parent Plan that is intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code is identified as a “Qualified Plan” on the schedule of employee benefit plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified. No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Internal Revenue Code, or which would cause the Parent to incur liability for any excise tax under the Internal Revenue Code with respect to the maintenance, operation, or any other aspect of any such Qualified Plan.

(c)                With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by the Parent, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.

(d)                With respect to each Parent Plan maintained by the Parent within the three years preceding the Closing, complete and correct copies of the following documents have been delivered to the Acquirer: (i) all documents embodying or governing such Parent Plan; (ii) the most recent IRS

28

determination letter with respect to such Parent Plan; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such Parent Plan; (v) the summary plan description for such Parent Plan; and (vi) any insurance policy related to such Parent Plan.

(e)                All contributions and premiums that Parent, any of its Subsidiaries or any Parent ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Sections 412, 430 and 431 of the Code, if any, have, to the extent due, been paid in full or properly recorded on the financial statements or records of Parent or any of its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 306(a) of ERISA and Section 431 of the Code), or any “unpaid minimum required contribution” (as defined in Section 4971(c) of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 430(k)(n) of the Code or Section 306(g) of ERISA on the Parent Assets or any Parent ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

(f)                 All contributions or other amounts withheld from any employee’s pay for deposit in a 401(k) plan or for payment of any health or insurance premiums or for any other purpose with respect to a Parent Plan have been timely deposited or transmitted to an insurance company in accordance with ERISA and applicable Department of Labor regulations and guidance.

(g)                Each of the Parent Plans has been operated and administered in all material respects in accordance with its terms and Applicable Laws, including ERISA and the Code.

6.15           Compliance with Laws; Governmental Approvals.

(a)                Neither Parent nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to Parent or any of its Subsidiaries, as applicable, or by which any Parent Asset is bound, subject or affected, and Parent and its Subsidiaries have filed all material reports, data and other information required to be filed with any Governmental Authority. Parent and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for Parent or any of its Subsidiaries, as applicable, to own, lease and operate its properties or to carry on the Parent Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of Parent, threatened, and, other than FINRA, no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Since January 1, 2017, neither Parent nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by Parent or any of its Subsidiaries or that involves services furnished or data submitted by Parent or any of its Subsidiaries.

(b)                Since January 1, 2018, no Governmental Authority or other Person has conducted, or has given Parent or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of Parent’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to Parent or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by Parent or any of its Subsidiaries. To Parent’s Knowledge, other than normal claims disputes, none of Parent’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any

29

other third-party payor. Neither Parent nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by Parent or any of its Subsidiaries. All billing practices of Parent and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither Parent nor any of its Subsidiaries have billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither Parent nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. Parent and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), and all Applicable Laws relating to data privacy and security. The Parent Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither Parent nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of Parent’s or any of its Subsidiaries’ customers by any third party payor. Neither Parent nor any of its Subsidiaries is engaged in the practice of medicine, directly or indirectly provides medical or clinical services or is a risk-bearing organization.

6.16           Litigation. There is no Proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any Parent Asset or the ability of Parent or any of its Subsidiaries to consummate the Merger. None of Parent, any of its Subsidiaries or any Parent Asset is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the Parent Assets, the Parent Business or the ability of Parent to consummate the Merger.

6.17           Taxes.

(a)                , Each of, Parent and its Subsidiaries have filed all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by Parent and its Subsidiaries, and all such Tax Returns are true, correct and complete in all material respect. Parent and its Subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of all Tax Returns for the three (3) most recent years ending prior to the Signing Date, together with copies of all other Tax Returns, have been made available to AHA.

(b)                Parent and its Subsidiaries have withheld or paid, with respect to their respective employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c)                Since December 31, 2013, neither Parent nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of Parent, proposed against Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d)                No audit or other examination of any Tax Return of Parent or any of its Subsidiaries by any Tax Authority is presently in progress, nor has Parent or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No claim has been made in writing

30

by any Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)                No adjustment relating to any Tax Returns filed or required to be filed by Parent or any of its Subsidiaries has been proposed in writing by any Tax Authority to Parent or any of its Subsidiaries or any representative thereof.

(f)                 Neither Parent nor any of its Subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on their respective balance sheets as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to Parent or any of its Subsidiaries. There are no Encumbrances with respect to Taxes on any of the Parent Assets, other than Encumbrances which are not individually or in the aggregate material, or customary Encumbrances for current Taxes not yet due and payable.

(g)                Neither Parent nor any of its Subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which Parent is the parent corporation, or (B) has any liability for the Taxes of any person (other than Parent or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Parent nor any of its Subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the Signing Date between current members of Parent’s affiliated group).

(h)                To the Knowledge of Parent, none of the Parent Assets are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i)                 Parent and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(j)                 Neither Parent nor any of its Subsidiaries has with respect to any open taxable period applied for and been granted permission to adopt a change in their respective methods of accounting requiring adjustments under Section 481 of the Code or comparable Applicable Law.

(k)                Neither Parent nor any of its Subsidiaries is a partner or owner in any entity classified as a partnership for federal income tax purposes.

(l)                 Neither Parent nor any of its Subsidiaries is classified as a disregarded entity for federal and state income Tax purposes. Neither Parent nor any of its Subsidiaries has made an election under Treasury Regulations Section 301.7701-3 with respect to itself or any Entity.

(m)              No equity options, equity appreciation rights or other equity based awards issued or granted by Parent are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which Parent or any of its Subsidiaries makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by Parent or any of its Subsidiaries is or will be subject to penalties of Code Section 409A.

31

(n)                Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(o)                Neither Parent nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)                Neither Parent nor any of its Subsidiaries has distributed stock of another Person, and neither Parent nor any of its Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(q)                Neither Parent nor any of its Subsidiaries is or has been at any time during the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(r)                 To the best of Parent’s Knowledge, there is no property or obligation of it, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

6.18           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent, any of its Subsidiaries or any of their respective Affiliates.

6.19           Transactions with Affiliates. Except as set forth on Section 6.19 of the Parent Disclosure Schedule, there are no existing contracts, Merger, indebtedness or other arrangements, or any related series thereof, between Parent, on the one hand, and any of the directors, officers or other Affiliates of Parent, on the other hand.

6.20           Insurance Policies. Parent has made available to AHA true and correct copies of all policies of insurance maintained by Parent and its Subsidiaries covering or affecting Parent, its Subsidiaries, the Parent Business or any of the Parent Assets. All such policies are valid, outstanding and enforceable and neither Parent nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies prior to the Signing Date, and no such entity has received notice of any actual or threatened modification or cancellation of any such insurance. All premiums due and payable on or prior to the Signing Date for such insurance policies have been duly paid.

6.21           Bank Accounts. Parent has provided to AHA the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Parent and its Subsidiaries maintain any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

32

6.22           Powers of Attorney. There are no Persons who hold general or special powers of attorney from Parent or any of its Subsidiaries.

6.23           Certain Securities Law Matters.

(a)                No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to Parent or, to Parent’s Knowledge, any Parent Covered Person (as defined in Rule 506(d)), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

(b)                Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve (12) months preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension or further extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Parent and its consolidated subsidiaries and affiliates as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

6.24           Copies Complete. The copies of all Parent Material Contracts, Organizational Documents of Parent and its Subsidiaries and all other leases, instruments, agreements, licenses, permits, certificates, site assessments, corporate records or other documents (including those which are not fully executed and/or are undated) that have been delivered or made available to AHA in connection with the Merger are complete and accurate and are true and correct copies of the fully executed originals thereof.

6.25           Full Disclosure.

(a)                Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b)                All of the information set forth in the Parent Disclosure Schedule and provided to AHA or AHA’s counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 7.
Representations and Warranties of AHA

Except as set forth in the corresponding sections of the disclosure schedule of AHA delivered to Parent concurrently with the execution and delivery of this Agreement (the “AHA Disclosure Schedule”), AHA hereby represents and warrants to Parent that, as of the Signing Date and as of the Closing Date:

33

7.1               Organization and Qualification. AHA is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ACMG is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. Each of AHA and its Subsidiaries has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of AHA and its Subsidiaries is duly qualified or licensed as a foreign corporation or other entity (and, as of the Closing Date will be duly qualified as a foreign corporation or other entity) to conduct business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or where the failure to so qualify would not reasonably be expected to result in an AHA Material Adverse Effect.

7.2               Authority; Capacity. AHA has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents, to perform its or their obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement and the other Transaction Documents and the consummation by AHA of the Merger have been, or will be as of the Closing Date, duly and validly authorized by all requisite actions and no other corporate or other proceedings on the part of AHA are necessary to authorize this Agreement or to consummate the Merger. This Agreement, the Transaction Documents and the consummation of the Merger have been unanimously approved by AHA’s Board of Directors and will be, as of the Closing Date, approved by the AHA Stockholders. This Agreement has been and, at Closing, the other Transaction Documents will be, duly and validly executed and delivered by AHA. This Agreement constitutes and, at Closing, together with the other Transaction Documents, will constitute the legal, valid and binding obligation of AHA, enforceable against AHA in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles related to or limiting creditors’ rights generally and by the availability of equitable remedies and defenses.

7.3               Capitalization; Ownership of AHA; Debt.

(a)                Section 7.3(a) of the AHA Disclosure Schedule sets forth the authorized and outstanding capital of AHA and each of its Subsidiaries, the names of the holders of all of the issued and outstanding AHA capital stock owned by the AHA Stockholders and the number of shares and series or class of AHA capital stock so owned and, for each Subsidiary of AHA, the names of the holders of all of the issued and outstanding capital stock of such Subsidiary and the number of shares and series or class of capital stock so owned. Each share of the capital stock or equity interest of AHA and each of its Subsidiaries is duly and validly authorized and issued, fully paid and nonassessable, and was not issued in violation of any preemptive rights of any stockholder or member of AHA or any of its Subsidiaries. All of the issued and outstanding shares of capital stock or equity interests of AHA and its Subsidiaries has been issued in accordance with all applicable federal and state securities Laws.

(b)                Except as set forth in Section 7.3(b) of the AHA Disclosure Schedule, there are no (i) outstanding securities of AHA or its Subsidiaries convertible into or exchangeable for any capital stock or other equity interests or securities of AHA or any of its Subsidiaries; (ii) preemptive, registration or similar rights on the part of any holder of any class of securities of AHA or any of its Subsidiaries; (iii) subscriptions, options, warrants, conversion, exchange or other rights, agreements or commitments of any kind relating to or obligating AHA or any of its Subsidiaries to issue, sell, purchase or redeem, or cause to be issued, sold, purchased or redeemed, any shares of capital stock or other equity interests of AHA or any of its Subsidiaries or any securities convertible into or exchangeable for any such shares or interests; (iv) other than this Agreement, stockholder agreements, buy-sell agreements, voting agreements, voting trusts or other agreements or understandings relating to the voting, purchase, transfer, redemption or other acquisition of any shares of the capital stock or other equity interests of AHA or any of its Subsidiaries; or (v) unpaid dividends or other distributions, whether current or accumulated, due or payable on any of the

34

capital stock or other equity interests of AHA or any of its Subsidiaries. Except as set forth on Section 7.3(b) of the AHA Disclosure Schedule, neither AHA nor any of its Subsidiaries is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock or other equity interests, and the consummation of the Merger will not trigger any such obligation.

(c)                Section 7.3(c) of the AHA Disclosure Schedule sets forth as of the Signing Date a true and complete list of all Debt of AHA and each of its Subsidiaries that exceeds $5,000 individually or $10,000 in the aggregate, including the number of shares or other equity interests of AHA or its Subsidiaries into which such Debt is convertible, as applicable.

7.4               No Conflicts; Required Consents. No Consents other than those set forth in Section 7.4 of the AHA Disclosure Schedule are required with respect to AHA’s execution and delivery of this Agreement, the other Transaction Documents, and the consummation of the Merger. . The execution, delivery and performance of this Agreement and the other Transaction Documents by AHA do not and will not, with or without notice or lapse of time,

(a)                conflict with or violate the AHA Certificate of Incorporation;

(b)                conflict with or violate any Legal Requirement or Government Approval applicable to AHA or any of its Subsidiaries or by which any property or Assets of AHA or any of its Subsidiaries are bound or affected;

(c)                assuming the Consents listed in Section 7.4 of the AHA Disclosure Schedule are obtained, result in any breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Encumbrance on any Assets of AHA or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation;

(d)                violate or conflict with any other restriction of any kind or character to which AHA or any of its Subsidiaries are subject; or

(e)                require AHA or any of its Subsidiaries to obtain any Consent of, or make or deliver any filing or notice to, a Governmental Authority.

7.5               Subsidiaries. Except as set forth on Schedule 7.5 of the AHA Disclosure Schedule, AHA does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Entity. AHA shall be as of the Closing Date the record and beneficial holder of all of the issued and outstanding capital stock of ACMG.

7.6               Financial Statements.

(a)                AHA has delivered to Parent the following financial statements (collectively, the “AHA Financial Statements”):

(i)                 the audited consolidated balance sheets, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows, of AHA and its Subsidiaries as of and for the fiscal years ended December 31, 20118 and December 31, 2019 and review of the third quarter 2020 interim financial statements, together with the notes thereto; and

(ii)               the unaudited consolidated balance sheets, and the related unaudited consolidated statements of operations, changes in stockholders’ equity and cash flows, of AHA and its Subsidiaries (the “AHA Interim Balance Sheet”) as of the Balance Sheet Date.

35

(b)                All of the AHA Financial Statements:

(i)                 are true, accurate and complete in all material respects;

(ii)               are consistent in all material respects with the Books and Records of AHA and its Subsidiaries;

(iii)             present fairly and accurately the financial condition of AHA and its Subsidiaries as of the respective dates thereof and the results of operations, changes in stockholders’ equity and cash flows of AHA for the periods covered thereby; and

(iv)              have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered.

7.7               Absence of Undisclosed Liabilities. Neither AHA nor any of its Subsidiaries has any Liabilities other than:

(i)                 those set forth in the AHA Interim Balance Sheet;

(ii)               those incurred in the ordinary course of business and not required to be set forth in the AHA Interim Balance Sheet under GAAP and not in excess of an aggregate amount of $25,000;

(iii)             the Debt listed in Section 7.3(c) of the AHA Disclosure Schedule;

(iv)              those listed in Section 7.7 of the AHA Disclosure Schedule;

(v)                those incurred in the ordinary course of business after the Balance Sheet Date and not in excess of $25,000 in the aggregate; or

(vi)              those incurred in connection with the execution of any of the Transaction Documents.

7.8               Absence of Changes. Since the Balance Sheet Date, except as expressly contemplated by this Agreement, (i) AHA and its Subsidiaries have conducted the AHA Business in the ordinary course of business, (ii) no event or circumstance has occurred that has had or is likely to have an AHA Material Adverse Effect, and (iii) neither AHA nor any of its Subsidiaries has:

(a)                Entered into any commitment or transaction in excess of $50,000 or any commitment or transaction not in the ordinary course of business;

(b)                Entered into any transaction with its officers, directors, managers, members or stockholders, or their Affiliates, except pursuant to a binding agreement effective as of the Signing Date and disclosed to Parent in writing;

(c)                Amended or otherwise modified the material terms of any AHA Material Contract or Governmental Approval except as approved in writing by Parent;

(d)                Commenced a Proceeding other than for the routine collection of bills;

(e)                Incurred any indebtedness for borrowed money or guaranteed any such indebtedness or issued or sold any debt securities or guaranteed any debt securities of others;

36

(f)                 Took any action or failed to take any action that could reasonably be expected to cause or result in an AHA Material Adverse Effect; or

(g)                Entered into any contract or agree, in writing or otherwise, to take any of the actions described above in this Section 7.8, or any action that would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

7.9               Material Contracts.

(a)                Section 7.9(a) of the AHA Disclosure Schedule provides a true and complete list of each of the following contracts to which AHA or any of its Subsidiaries is party other than this Agreement (collectively, the “AHA Material Contracts”):

(i)                 All leases for real property used by AHA or any of its Subsidiaries and all leases of personal property and any Contract affecting any right, title or interest in or to real property;

(ii)               All Contracts with Persons who are Service Providers, and all AHA Plans;

(iii)             Any Contract involving financing or borrowing of money, or evidencing indebtedness; any liability for borrowed money; any letters of credit; any obligation for the deferred purchase price of property in excess of $25,000; or guaranteeing in any way any Contract in connection with any Person;

(iv)              Any joint venture, partnership, cooperative arrangement or any other Contract involving a sharing of profits;

(v)                Any Contract with any Governmental Authority;

(vi)              Any Contract with respect to the discharge, storage or removal of effluent, waste or pollutants;

(vii)            Any Contract for the purchase or sale of any Assets of AHA or any of its Subsidiaries other than in the ordinary course of business or for the option or preferential rights to purchase or sell any Assets of AHA or any of its Subsidiaries;

(viii)          Any Contract containing covenants not to compete in any line of business or with any Person in any geographical area or that would otherwise result in AHA or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the AHA Business;

(ix)              Any Contract related to the acquisition of a business or the equity of any other Entity or the sale of AHA or any of its Subsidiaries or any Asset of AHA or any of its Subsidiaries;

(x)                Any other Contract which (i) provides for payment or performance by either party thereto having an aggregate value of $25,000 or more; (ii) is not terminable without payment or penalty on thirty (30) days (or less) notice; or (iii) is between, inter alia, AHA or any of its Subsidiaries and an Affiliate thereof;

(xi)              Any proposed arrangement of a type that, if entered into, would be a Contract described in any of Section 7.9(a)(i) through 7.9(a)(x) above.

37

(b)                True and complete copies of each written AHA Material Contract and true and complete written summaries of each oral AHA Material Contract (including all amendments, supplements, modifications and waivers thereto) have been provided to Parent by AHA.

(c)                Each AHA Material Contract is currently valid, in full force and effect, and is enforceable by AHA or its Subsidiaries, as applicable, in accordance with its terms.

(d)                Neither AHA nor any of its Subsidiaries is in default, and no party has notified AHA or any of its Subsidiaries in writing that AHA or any of its Subsidiaries is in default, under any AHA Material Contract. No event has occurred, and no circumstance or condition exists, that might, with or without notice or lapse of time:

(i)                 result in a violation or breach of any of the provisions of any AHA Material Contract;

(ii)               give any Person the right to declare a default or exercise any remedy under any AHA Material Contract;

(iii)             give any Person the right to accelerate the maturity or performance of any AHA Material Contract or to cancel, terminate or modify any AHA Material Contract; or

(iv)              otherwise have an AHA Material Adverse Effect in connection with any AHA Material Contract.

(e)                Neither AHA nor any of its Subsidiaries has waived any of its rights under any AHA Material Contract.

(f)                 The performance of the AHA Material Contracts will not result in any violation of or failure by AHA or any of its Subsidiaries to comply in all material respects with any Legal Requirement.

(g)                The AHA Material Contracts constitute all of the Contracts necessary to enable AHA and its Subsidiaries to conduct the AHA Business in the manner in which such AHA Business is currently being conducted.

(h)                The consummation of the Merger shall not result in AHA or any of its Subsidiaries being bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, including the AHA Business.

7.10           Title; Sufficiency; Condition of Assets. AHA or its Subsidiaries has good and marketable title to or, in the case of leased property and assets, has valid and enforceable leasehold interests in, all of the Assets and properties reasonably necessary for the conduct of the AHA Business as presently conducted, in each case free and clear of all Encumbrances other than Permitted Encumbrances. No Assets, licenses or other rights that are used in the AHA Business are held by any AHA Stockholder or any Affiliate of any such stockholder.

7.11           Leased Real Property.

(a)                Neither AHA nor any of its Subsidiaries owns or has ever owned any real property. AHA or its Subsidiaries has a valid and binding leasehold interest in each of the leased real properties (collectively, the “AHA Facilities”) listed in Section 7.11(a) of the AHA Disclosure Schedule, free and clear of any Encumbrances, except for AHA Facility Leases and Permitted Encumbrances. Each lease, including all amendments thereto (excluding subordination and non-disturbance agreements, which will be

38

delivered to Parent on or before Closing), evidencing such leased real property (the “AHA Facility Leases”) is also listed in Section 7.11(a) of the AHA Disclosure Schedule. Section 7.11(a) of the AHA Disclosure Schedule sets forth, in respect of each AHA Facility Lease, the date and name of the parties to such AHA Facility Lease, description of the leased premises, the commencement and expiration dates of the lease term and any renewal terms, the amount of monthly or annual rental payments, the amount of the security deposit, and the status of rental payments, including any rental payments in arrears, any prepaid rent and the date through which rent is paid as of the Signing Date. AHA or its Subsidiaries presently occupies each of AHA Facilities free of any subleases, occupancy agreements, licenses, concessions or other similar agreements granting to any party or parties (other than AHA, its Subsidiaries or the applicable landlord) a right of use or occupancy of any portion of any AHA Facility. AHA’s or its Subsidiaries’ possession and quiet enjoyment of AHA Facilities under each of AHA Facility Leases has not been disturbed and there are no material disputes with respect to any of AHA Facility Leases. Each AHA Facility Lease is valid and in full force and effect, and, to AHA’s Knowledge, no default or event which with the giving of notice or the passage of time, or both, will constitute default has occurred under any AHA Facility Lease or been claimed to have occurred by either the landlord or the tenant thereunder. All AHA Facilities and tenant improvements located on or within such leased real property are adequate and suitable for the purposes for which they are currently being used and there are no deferred maintenance or repair items at any AHA Facility in excess of $25,000. No security deposit or portion thereof deposited with respect to any AHA Facility Lease has been applied in respect of a breach of or default under any of AHA Facility Leases that has not been re-deposited in full. Neither AHA nor any of its Subsidiaries owes and will not in the future owe any brokerage commissions or finder’s fees with respect to any of AHA Facility Leases. There are no material unsatisfied capital expenditure requirements or remodeling obligations of AHA or any of its Subsidiaries under any of AHA Facility Leases, other than ordinary maintenance and repair obligations. Neither AHA nor any of its Subsidiaries has assigned, transferred, sublet, or granted any person the right to use or occupy any of AHA Facilities arising under AHA Facility Leases or granted any other security interest in any AHA Facility Lease or any interest therein. Neither AHA nor any of its Subsidiaries has made any material modifications to AHA Facilities that will be required to be restored or otherwise removed at the expiration or termination of any AHA Facility Lease.

(b)                Neither AHA nor any of its Subsidiaries has any leasehold interest in any leased real property other than AHA Facilities. Prior to the Signing Date, AHA has provided Parent with true, correct and complete copies of all AHA Facility Leases, including all amendments and supplements thereto. The AHA Facility Leases constitute all of the written and oral agreements of any kind for the leasing, rental, use or occupancy of leased real property to which AHA or its Subsidiaries is a party. The AHA Facility Leases are the result of bona fide arm’s length negotiations between the parties thereto. No delivery date of any AHA Facilities under any AHA Facility Leases has been accelerated and the premises not yet delivered.

(c)                To AHA’s Knowledge, neither AHA nor any of its Subsidiaries has received any written notice that its occupancy, use or the condition of any AHA Facility is in material violation of any Applicable Laws, zoning ordinances or land use restrictions. Each AHA Facility is in good and operable condition and repair and in material compliance with all Applicable Laws.

(d)                Neither AHA nor any of its Subsidiaries knows of any facts that would adversely affect the possession, use or occupancy of any of any leased real property or any AHA Facility. No portion of any leased real property nor any AHA Facility is currently subject to any condemnation proceedings, and, to the Knowledge of AHA, no condemnation or taking is threatened or contemplated.

39

7.12           Intellectual Property.

(a)                Section 7.12 of the AHA Disclosure Schedule sets forth an accurate and complete list and description of (i) all Registered Intellectual Property Rights owned or held by or on behalf of AHA or any of its Subsidiaries, and (ii) all trade and corporate names and all material unregistered trademarks and service marks owned or used by AHA or any of its Subsidiaries (collectively, the “AHA Registered Intellectual Property Rights”), specifying as to each such item: the name of the applicant/registrant and current owner, the jurisdictions by or in which each such AHA Registered Intellectual Property Right has been issued or registered or in which an application for such issuance or registration has been filed (or, for domain names, the applicable registrar), the respective registration or application numbers, the dates of issuance, registration or filing, and the prosecution status. AHA or its Subsidiaries are listed in the record of the appropriate Governmental Authority as the sole owner of each item of AHA Registered Intellectual Property Rights (except in the case of unregistered trademarks and service marks).

(b)                Each item of AHA Intellectual Property is owned solely by or is duly and validly licensed to AHA or its Subsidiaries for use in the manner currently used by AHA or its Subsidiaries in the conduct of the AHA Business, free and clear of any Encumbrances, except for non-exclusive licenses granted to end-user customers in the ordinary course of business. Each item of AHA Intellectual Property owned by AHA or its Subsidiaries is valid, subsisting, in full force and effect and, to AHA’s Knowledge, none is involved in any interference, reexamination, cancellation, or opposition proceeding, or any other currently pending or threatened proceeding or claim challenging the ownership, use, validity or enforceability of any such item of AHA Intellectual Property. The AHA Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in or reasonably necessary for the conduct of the AHA Business.

(c)                No Person who has licensed Intellectual Property to AHA or any of its Subsidiaries has ownership rights or license rights to improvements made by AHA or any of its Subsidiaries in such Intellectual Property pursuant to the terms of such license. AHA has not transferred ownership of, or granted any exclusive license of or right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property Rights that are included in AHA Intellectual Property to any Person.

(d)                All material registration, maintenance and renewal fees due and payable in connection with each item of AHA Registered Intellectual Property Rights have been paid and all documents and certificates necessary to maintain such AHA Registered Intellectual Property Rights have been timely filed with the relevant Government Authority, including the PTO, the U.S. Copyright Office, or their respective counterparts in any relevant foreign jurisdiction, as the case may be. To AHA’s Knowledge, there are no actions that must be taken by AHA or any of its Subsidiaries within one hundred and twenty (120) days following the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to offices actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting, preserving or renewing any AHA Registered Intellectual Property Rights. AHA or its Subsidiaries have timely recorded an assignment of each Registered Intellectual Property Right assigned to AHA or any of its Subsidiaries, if any, with the relevant Governmental Authority, including the PTO, the U.S. Copyright Office or their respective counterparts in any relevant foreign jurisdiction, as the case may be. All AHA Registered Intellectual Property Rights were prosecuted and recorded in good faith and in compliance with all applicable rules, policies and procedures of any applicable Governmental Authority.

(e)                AHA and its Subsidiaries have taken commercially reasonable steps sufficient to maintain and protect the secrecy, confidentiality, value and AHA’s and its Subsidiaries’ rights in all Confidential Information and Trade Secrets of AHA or its Subsidiaries, respectively. Neither AHA nor any

40

of its Subsidiaries has received written notice of any misappropriation or unauthorized disclosure of any Trade Secret or Confidential Information related to the AHA Business or the Assets of AHA or any of its Subsidiaries, or any violation or breach of obligations of confidentiality with respect to such, nor does AHA have Knowledge of any basis for such misappropriation, unauthorized disclosure, violation or breach.

(f)                 The operation of the AHA Business does not infringe or misappropriate any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. Neither AHA nor any of its Subsidiaries has received written notice from any Person claiming that such operation or any AHA Product infringes or misappropriates any Intellectual Property Rights of any Person, violate any right of any Person (including any right to privacy or publicity) or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does AHA have Knowledge of any basis therefor).

(g)                To AHA’s Knowledge, no Person is violating, infringing or misappropriating any AHA Intellectual Property. Neither AHA nor any of its Subsidiaries has made any such claims against any Person with respect to any AHA Intellectual Property, and neither AHA nor any of its Subsidiaries has invited any Person to take a license, authorization, covenant not to sue or the like with respect to any AHA Intellectual Property.

(h)                There are no Proceedings to which AHA or any of its Subsidiaries is a party before any Governmental Authority (including before the PTO) anywhere in the world related to any of the AHA Intellectual Property, including any AHA Registered Intellectual Property Rights and, to AHA’s Knowledge, no such Proceedings are threatened.

(i)                 No AHA Intellectual Property or AHA Product is subject to any Proceeding or any outstanding Order that restricts the use, transfer or licensing thereof by AHA or any of its Subsidiaries or that would reasonably be expected to adversely affect the validity, use or enforceability of such AHA Intellectual Property.

(j)                 Neither this Agreement nor the consummation of the Merger will (i) result in any loss of, or give rise to a right to modify or terminate the right to use, any material AHA Intellectual Property, (ii) result in (x) AHA or any of its Subsidiaries granting to any Person any license, covenant not to sue, immunity or other right with respect to any AHA Intellectual Property, including any release of AHA Intellectual Property from escrow; (y) AHA, any of its Subsidiaries or any of their respective Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of their businesses, including the AHA Business; or (z) AHA, any of its Subsidiaries or any of their respective Affiliates being obligated to pay any royalties or other amounts to any Person.

(k)                No current or former Service Provider of AHA or any of its Subsidiaries: (i) is, to AHA’s Knowledge, in violation of any term or covenant of any employment contract, consulting contract, services contract, statement of work, patent disclosure agreement, invention assignment agreement, non-disclosure agreement, non-competition, non-solicitation agreement or any other contract or agreement with any other party by virtue of such Service Provider’s being employed by, retained or engaged by, or performing services for, AHA or any of its Subsidiaries; or (ii) to AHA’s Knowledge has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for AHA or any of its Subsidiaries that is subject to any agreement executed prior to the termination of such Service Provider’s employment or other service to AHA or any of its Subsidiaries (or executed after the termination of such Service Provider’s employment or other service to AHA or any of its Subsidiaries) under which such Service Provider has assigned or otherwise granted to any third party any rights (including any Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

41

(l)                 AHA and its Subsidiaries have taken commercially reasonable steps to preserve and maintain all the interests and proprietary rights of AHA and its Subsidiaries in, to and under the AHA Intellectual Property.

(m)              Section 7.12(m) of the AHA Disclosure Schedule lists all Open Source Software incorporated into, integrated or bundled with, linked to or otherwise used in or in the development of any AHA Product (or any part thereof) or otherwise used in any manner that may subject any AHA Product, in whole or in part, to all or part of any license obligations of any Open Source Software. To the extent that Open Source Software is incorporated in any AHA Products, neither AHA nor any of its Subsidiaries is required directly or indirectly to grant, or purport to grant, to third parties, by virtue of intermingling or integration of such software with any AHA Products, any rights or immunities under any AHA Products. AHA and its Subsidiaries have established a commercially reasonable policy that is designed to identify Open Source Software used by or for AHA and its Subsidiaries. With respect to any Open Source Software that is or has been used by or for AHA or any of its Subsidiaries in any way, AHA and its Subsidiaries have been and are in compliance with all applicable licenses with respect thereto, including all copyright notice and attribution requirements.

(n)                Neither AHA nor any of its Subsidiaries has (i) licensed any of the software included in any AHA Products or AHA Intellectual Property in source code form to any Person, or (ii) entered into any escrow agreements with respect to any such software. No event has occurred, and no circumstances or conditions exist, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by AHA or any of its Subsidiaries (or any Person acting on behalf of AHA or any of its Subsidiaries) of any source code included in any AHA Products or AHA Intellectual Property, other than pursuant to agreements with Service Providers engaged in development activities for AHA or any of its Subsidiaries in the ordinary course of business.

7.13           Service Providers.

(a)                Service Providers and Contracts. Except as set forth on Schedule 7.13, no Service Provider of AHA or any of its Subsidiaries has been granted the right to continued employment by AHA or any of its Subsidiaries, as applicable, or to any compensation following termination of employment with AHA or any of its Subsidiaries. AHA does not have any Knowledge that any Service Provider of AHA or any of its Subsidiaries intends to terminate his or her employment or other engagement with AHA or any of its Subsidiaries, nor does AHA or any of its Subsidiaries have a present intention to terminate the employment or engagement of any Service Provider.

(b)                Compensation. AHA has made available to Parent an accurate, correct and complete list of all:

(i)                 current Service Providers of AHA and its Subsidiaries, including each Service Provider’s name, title or position, present annual compensation (including bonuses, commissions and deferred compensation), accrued and unused paid vacation and other paid leave, years of service, interests in any incentive compensation plan, and estimated entitlements to receive supplementary retirement benefits or allowances (whether pursuant to a contractual obligation or otherwise),

(ii)               individuals who are currently performing services for AHA or any of its Subsidiaries related to the AHA Business who are classified as “consultants” or “independent contractors,”

(iii)             bonuses, severance payments, termination pay and other special compensation of any kind paid to, accrued with respect to, or that would be payable to (as a result of the Merger), any present or former Service Provider since the Balance Sheet Date,

42

(iv)              increases in any Service Provider’s wage, salary or other compensation since the Balance Sheet Date, and

(v)                increases or changes in any other benefits or insurance provided to any Service Provider since the Balance Sheet Date. No Service Provider of AHA or any of its Subsidiaries is eligible for payments that would constitute “parachute payments” under Section 280G of the Code.

(c)                Disputes. There are no material claims, disputes or controversies pending or, to AHA’s Knowledge, threatened involving any Service Provider or group of Service Providers. Since January 1, 2018, neither AHA nor any of its Subsidiaries has suffered or sustained any work stoppage and no such work stoppage is threatened.

(d)                Wage and Hour Liabilities. Neither AHA nor any of its Subsidiaries has (i) any overtime, meal period, break period, hours of service or wage and hour obligation or liability of whatsoever kind with respect to any of its past or current Service Providers or any liability for failure to comply with any Applicable Law relating to any of the foregoing, or (ii) any obligation or liability for any payment to any trust, pension or other fund, including union trust funds, or to any governmental or administrative authority, with respect to unemployment compensation benefits, workers’ compensation benefits, social security, disability or other benefits for its Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice).

(e)                Labor Relations. There are no strikes, slowdowns, work stoppages or material labor relations controversies pending or, to the Knowledge of AHA, threatened between AHA or any of its Subsidiaries, on one hand, and any of their respective Service Providers, and neither AHA nor any of its Subsidiaries has experienced any such strike, slowdown, work stoppage or material controversy within the past three (3) years.

(f)                 Compliance with Employment Laws. AHA and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment practices and the employment of labor or use of contract workers, including those related to immigration, wages, hours and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority, and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from Service Providers of AHA and its Subsidiaries and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing. Neither AHA nor any of its Subsidiaries knowingly utilizes or continues to utilize contractors who fail to comply with Form I-9, Employment Eligibility Verification, obligations relating to the contractor’s employees or who otherwise fail to comply with U.S. immigration laws. Since January 1, 2016, neither AHA nor any of its Subsidiaries has received any notices from the Social Security Administration or the U.S. Department of Homeland Security regarding a “mismatch” of employee names and Social Security Numbers or employee names and immigration-related documents.

(g)                FLSA. Since January 1, 2016, for purposes of the FLSA and all other Applicable Laws, (i) all individuals characterized and treated by AHA or any of its Subsidiaries as consultants or independent contractors are properly treated as independent contractors; (ii) all current or former employees compensated on a commission or piecework basis qualify or qualified for an applicable exemption, including Section 7(i) of the FLSA; and (iii) all current and former employees classified as exempt under the FLSA and Applicable Laws are or have been properly classified.

(h)                Compliance with Legal Requirements. AHA and its Subsidiaries have, since January 1, 2018, complied in all material respects with all Legal Requirements related to the employment or engagement of their respective Service Providers, including provisions related to wages, hours, leaves

43

of absence, equal opportunity, occupational health and safety, workers’ compensation, severance, employee handbooks or manuals, collective bargaining and the payment of social security and other Taxes.

7.14           AHA Benefit Plans.

(a)                Section 7.14(a) of the AHA Disclosure Schedule lists each employee benefit plans, as that term is defined in Section 3(3) of ERISA, and fringe benefit plans, as that term is defined in Section 6039D(d) of the Internal Revenue Code, which now are or ever have been maintained by AHA or any of its Subsidiaries, or by any trade or business, whether or not incorporated (an “AHA ERISA Affiliate”), or to which any AHA ERISA Affiliate now has or since December 31, 2016 has had an obligation to contribute (the “AHA Plans”). Section 7.14(a) of the AHA Disclosure Schedule identifies each of the AHA Plans that is an ERISA Plan. No event has occurred nor has there been any omission which would result in violation of any laws, rulings, or regulations applicable to any employee benefit plan. There are no claims pending or, to the Knowledge of the AHA, threatened with respect to any employee benefit plan, other than claims for benefits by employees, beneficiaries, or dependents arising in the normal course of the operation of any such plan.

(b)                Each AHA Plan that is intended to be qualified under Section 401(a) or 401(k) of the Internal Revenue Code is identified as a “Qualified Plan” on the schedule of employee benefit plans and has in fact been so qualified from the effective date of its establishment and continues to be so qualified. No event or omission has occurred which would cause any such plan to lose its qualification under Section 401(a) or 401(k) of the Internal Revenue Code, or which would cause the AHA to incur liability for any excise tax under the Internal Revenue Code with respect to the maintenance, operation, or any other aspect of any such Qualified Plan.

(c)                With respect to each “group health plan” (as defined in Section 607(1) of ERISA) that has been maintained by the AHA, all notices required pursuant to Section 606 of ERISA have been provided on a timely basis and each such plan has otherwise complied in all material respects with the requirements of Sections 606 through 608 of ERISA.

(d)                With respect to each AHA Plan maintained by the AHA within the three years preceding the Closing, complete and correct copies of the following documents have been delivered to the Acquirer: (i) all documents embodying or governing such AHA Plan; (ii) the most recent IRS determination letter with respect to such AHA Plan; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules attached thereto; (iv) the three most recent actuarial valuation reports completed with respect to such AHA Plan; (v) the summary plan description for such AHA Plan; and (vi) any insurance policy related to such AHA Plan.

(e)                All contributions and premiums that AHA, any of its Subsidiaries or any AHA ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Sections 412, 430 and 431 of the Code, if any, have, to the extent due, been paid in full or properly recorded on the financial statements or records of AHA or any of its Subsidiaries, and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 306(a) of ERISA and Section 431 of the Code), or any “unpaid minimum required contribution” (as defined in Section 4971(c) of the Code) whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the Signing Date. No lien has been imposed under Section 430(k)(n) of the Code or Section 306(g) of ERISA on the AHA Assets or any AHA ERISA Affiliate, and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such lien on any such assets on account of any ERISA Plan.

44

(f)                 All contributions or other amounts withheld from any employee’s pay for deposit in a 401(k) plan or for payment of any health or insurance premiums or for any other purpose with respect to an AHA Plan have been timely deposited or transmitted to an insurance company in accordance with ERISA and applicable Department of Labor regulations and guidance.

(g)                Each of the AHA Plans has been operated and administered in all material respects in accordance with its terms and applicable laws, including ERISA and the Code.

7.15           Compliance with Laws; Governmental Approvals.

(a)                Neither AHA nor any of its Subsidiaries is now, or during the past five (5) years has been, in conflict with, or in default, breach or violation of, in any material respect, any Legal Requirement applicable to AHA or any of its Subsidiaries, or by which any Asset of AHA or any of its Subsidiaries is bound, subject or affected, and AHA and its Subsidiaries have timely filed all material reports, data and other information required to be filed with any Governmental Authority. AHA and its Subsidiaries are in possession of all Governmental Approvals reasonably necessary for AHA and its Subsidiaries to own, lease and operate its properties or to carry on the AHA Business. No suspension or cancellation of any Governmental Approvals is pending or, to the Knowledge of AHA, threatened, and no Governmental Approval is required to be obtained or filed in connection with the execution and delivery of this Agreement and the other Transaction Documents. Since January 1, 2017, neither AHA nor any of its Subsidiaries has received written notice or communication from any Person of any inquiry, proceeding or investigation by any Governmental Authority alleging or based upon a violation of any Legal Requirement by AHA or any of its Subsidiaries or that involves services furnished or data submitted by AHA or any of its Subsidiaries.

(b)                Since January 1, 2018, no Governmental Authority or other Person has conducted, or has given AHA or any of its Subsidiaries any notice or communication that it intends to conduct, any audit or other review of AHA’s or any of its Subsidiaries’ services to any of its customers with regard to such customer’s participation in, provision of services under, or submission of data in connection with the Medicare or similar state programs, and no such audit or review would reasonably be expected to result in any liability to AHA or any of its Subsidiaries for any reimbursement, penalty or interest with respect to payments received by AHA or any of its Subsidiaries. To AHA’s Knowledge, other than normal claims disputes, none of AHA’s or any of its Subsidiaries’ customers has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or with any other third-party payor. Neither AHA nor any of its Subsidiaries has on behalf of any of its customers submitted any false or fraudulent claim to any third party and has not received any notice from any third party for any allegation of a billing mistake, overpayment claim, false claim or fraud by AHA or any of its Subsidiaries. All billing practices of AHA and its Subsidiaries have been true, fair and correct and in compliance with all Applicable Laws, and neither AHA nor any of its Subsidiaries has billed for or received any payment or reimbursement in excess of amounts permitted by Applicable Laws. Neither AHA nor any of its Subsidiaries has knowingly or willfully solicited, received, paid or offered to pay any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, for the purpose of making or receiving any referral, that violated any applicable federal or state self-referral or anti-kickback law (including 42 U.S.C. § 1320a-7b(b)), rule, regulation, and Governmental Authority instructions and guidance. AHA and its Subsidiaries have complied with all applicable security and privacy standards regarding protected health information under HIPAA, and all Applicable Laws relating to data privacy and security. The AHA Business is being conducted in material compliance with all Legal Requirements, including those relating to licensing and Governmental Approvals. Neither AHA nor any of its Subsidiaries has been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree or settlement agreement with or sanction by any Governmental Authority. If required consents timely are obtained and required notices timely are given, the consummation of the Merger will not adversely affect the reimbursement of

45

AHA’s or any of its Subsidiaries’ customers by any third party payor. Neither AHA nor any of its Subsidiaries is engaged in the practice of medicine, directly or indirectly provides medical or clinical services or is a risk-bearing organization.

7.16           Litigation. There is no Proceeding pending or, to the Knowledge of AHA, threatened against or affecting AHA, any of its Subsidiaries, any Assets of AHA or its Subsidiaries or the ability of AHA to consummate the Merger. None AHA or any of its Subsidiaries nor any Assets of AHA or any of its Subsidiaries is subject to any Order or any proposed Order that would prevent or delay the consummation of the Merger or would have a material adverse effect on the Assets of AHA or any of its Subsidiaries, the AHA Business or the ability of AHA to consummate the Merger.

7.17           Taxes.

(a)                Each of AHA and its Subsidiaries has duly and timely filed all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it and all such Tax Returns are true, correct and complete in all material respect. AHA and its Subsidiaries have paid all Taxes required to be paid whether or not shown to be due on such Returns. Copies of all Tax Returns for the three (3) most recent years ending prior to the Signing Date have been made available to Parent.

(b)                AHA and its Subsidiaries have withheld or paid, with respect to AHA’s and its Subsidiaries’ employees, all federal and state income Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Taxes pursuant to the Federal Unemployment Tax Act and other Taxes required to be withheld.

(c)                Neither AHA nor any of its Subsidiaries has been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, assessed or, to the Knowledge of AHA, proposed against AHA or any of its Subsidiaries. Neither AHA nor any of its Subsidiaries has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(d)                No audit or other examination of any Tax Return of AHA or any of its Subsidiaries by any Tax Authority is presently in progress, nor has AHA or any of its Subsidiaries been notified in writing of any request for such an audit or other examination. No claim has been made in writing by any Governmental Authority in a jurisdiction where AHA or any of its Subsidiaries does not file Tax Returns that AHA or such Subsidiary is or may be subject to taxation by that jurisdiction.

(e)                No adjustment relating to any Tax Returns filed or required to be filed by AHA or any of its Subsidiaries has been proposed in writing by any Tax Authority to AHA or any of its Subsidiaries or any representative thereof.

(f)                 Neither AHA or any of its Subsidiaries has any liability for any unpaid Taxes (whether or not shown to be due on any Tax Return) which has not been accrued for or reserved on AHA’s balance sheet as of the Balance Sheet Date in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, which is material to AHA or any of its Subsidiaries. There are no Encumbrances with respect to Taxes on any of the Assets of AHA or any of its Subsidiaries, other than Encumbrances which are not individually or in the aggregate material, or customary Encumbrances for current Taxes not yet due and payable.

(g)                Neither AHA nor any of its Subsidiaries (A) has ever been a member of a consolidated group other than a consolidated group of which AHA is the parent corporation or (B) has any liability for the Taxes of any person (other than AHA or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by

46

contract or otherwise. Neither AHA nor any of its Subsidiaries is a party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement (other than such agreements existing as of the Signing Date between current members of AHA’s affiliated group).

(h)                To the Knowledge of AHA, none of the Assets of AHA or any of its Subsidiaries are tax-exempt use property within the meaning of Section 168(h) of the Code.

(i)                 AHA and its Subsidiaries are in full compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order of a territorial or foreign government and the consummation of the Merger will not have any material adverse effect on the continued validity and effectiveness of any such Tax exemptions, Tax holiday or other Tax reduction agreement or order.

(j)                 Neither AHA nor any of its Subsidiaries has with respect to any open taxable period applied for or been granted permission to adopt a change in its method of accounting requiring adjustments under Section 481 of the Code or comparable Applicable Law.

(k)                Neither AHA nor any of its Subsidiaries is a partner or owner in any entity classified as a partnership for federal income tax purposes.

(l)                 Neither AHA nor any of its Subsidiaries is classified as a disregarded entity for federal and state income Tax purposes. AHA has not made an election under Treasury Regulations Section 301.7701-3 with respect to itself or any Entity.

(m)              No equity options, equity appreciation rights or other equity based awards issued or granted by AHA or any of its Subsidiaries are not in material compliance with Code Section 409A. Each “nonqualified deferred compensation plan” (as such term is defined in Code Section 409A and the guidance thereunder) under which AHA or any of its Subsidiaries makes or is obligated to make payments is in good faith operational compliance with the requirements of Code Section 409A and the guidance thereunder. No payment to be made by AHA or any of its Subsidiaries is or will be subject to penalties of Code Section 409A.

(n)                There is no property or obligation of AHA, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

(o)                Neither AHA nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) closing agreement, (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the IRC (or any similar provision of state, local or foreign law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date outside of the ordinary course of business.

(p)                Neither AHA nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(q)                Except as disclosed on Schedule 7.16(q) of the AHA Disclosure Schedule, neither AHA nor any of its Subsidiaries has distributed stock of another Person, and neither AHA nor any of its

47

Subsidiaries has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code in the two (2) years prior to the Closing Date or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Code Section 355(e)) that includes the transactions contemplated by this Agreement.

(r)                 Neither AHA nor any of its Subsidiaries is or has been at any time during the past five years a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(s)                 To the best of AHA’s Knowledge, there is no property or obligation of it, any of its Subsidiaries or any of their respective Affiliates, including uncashed checks to vendors, customers or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state, municipality or other governmental agency or Tax Authority under any applicable escheatment or unclaimed property Legal Requirements.

7.18           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of AHA or any of its Subsidiaries.

7.19           Transactions with Affiliates. There are no existing contracts, Merger, indebtedness or other arrangements, or any related series thereof, between AHA or any of its Subsidiaries, on the one hand, and any of the directors, officers or other Affiliates of AHA or any of its Subsidiaries, on the other hand.

7.20           Insurance Policies. AHA has made available to Parent true and correct copies of all policies of insurance maintained by AHA and its Subsidiaries covering or affecting AHA, its Subsidiaries the AHA Business or any of the Assets of AHA or any of its Subsidiaries. All such policies are valid, outstanding and enforceable and neither AHA nor any of its Subsidiaries has agreed to modify or cancel any of such insurance policies prior to the Signing Date, nor has AHA or any of its Subsidiaries received notice of any actual or threatened modification or cancellation of any such insurance. All premiums due and payable on or prior to the Signing Date for such insurance policies have been duly paid.

7.21           Bank Accounts. AHA has provided to Parent the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which AHA or any of its Subsidiaries maintains any deposit or checking account, the account numbers of all such accounts and the names of all persons authorized to draw thereon or make withdrawals therefrom.

7.22           Powers of Attorney. There are no Persons who hold general or special powers of attorney from AHA or any of its Subsidiaries.

7.23           Certain Securities Law Matters. No Disqualification Event is applicable to, to AHA’s Knowledge, any Covered Person (as defined in Rule 506(d)), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3) is applicable.

7.24           Accredited Investor. To AHA’s Knowledge, each AHA Stockholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, and each AHA Stockholder will be an accredited investor at Closing.

7.25           Copies Complete. The copies of all AHA Material Contracts, Organizational Documents of AHA and its Subsidiaries and all other leases, instruments, agreements, licenses, permits, certificates, site assessments, corporate records or other documents (including those which are not fully executed and/or are undated) that have been delivered or made available to Parent in connection with the Merger are complete and accurate and are true and correct copies of the fully executed originals thereof.

48

7.26           Full Disclosure.

(a)                Neither this Agreement nor any of the other Transaction Documents, (i) contains or will contain as of the Closing Date any untrue statement of fact or (ii) omits or will omit to state any material fact necessary to make any of the representations, warranties or other statements or information contained herein or therein (in light of the circumstances under which they were made) not misleading.

(b)                All of the information set forth in the AHA Disclosure Schedule and provided to Parent or Parent’s counsel in connection with the Merger is accurate, correct and complete in all material respects.

ARTICLE 8.
Additional Agreements

8.1               Expenses. Whether or not the Merger is consummated, except as otherwise provided herein, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial, advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Merger, shall be the obligation of the respective party incurring such fees and expenses.

8.2               Tax Returns.

(a)                As soon as reasonably practicable after the Closing, AHA and its Subsidiaries shall prepare, or cause to be prepared, all Tax Returns of AHA and its Subsidiaries required to be filed under applicable Law on or prior to the Closing Date (the “AHA Pre-Closing Tax Returns”) and shall be responsible for the timely filing (taking into account any extensions received from the relevant Tax Authorities) of such Tax Returns. Each such AHA Pre-Closing Tax Return shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by applicable Law. AHA shall provide Parent with a copy of each such Tax Return for its review, comment and approval no less than twenty (20) days prior to the earlier of the due date (taking into account valid extensions thereto) for such Tax Return, AHA shall revise such Tax Returns to reflect Parent’s reasonable comments, and AHA shall timely file the foregoing unless Parent withholds its consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. AHA stockholders shall be responsible for the payment of all Taxes shown to be due or that may come to be due on such AHA Pre-Closing Tax Returns. At the time of the filing of the AHA Pre-Closing Tax Returns, AHA shall contemporaneously deliver to Parent an executed copy of all final Tax Returns along with copies of payments submitted with those Tax Returns.

(b)                Parent shall prepare or cause to be prepared all Tax Returns with respect to a Pre-Closing Tax Period required by Law to be filed by AHA or any of its Subsidiaries after the Closing Date. If such Tax Return is a federal income Tax Return or reports a material Liability for Taxes, Parent will, at least twenty (20) days prior to the due date for filing such Tax Return (taking into account valid extensions thereto), provide AHA with a copy of such proposed Tax Return (and such additional information regarding such Tax Return as may reasonably be requested in writing for review and comment. Parent will consider in good faith any reasonable comments or suggestions made by AHA. All Taxes that are due and payable with respect to Tax Returns described in this Section 8.2(b) shall be the responsibility of the AHA Stockholders to the extent they constitute Pre-closing Taxes. The Tax Returns described in this Section 8.2(b) with respect to a Pre-Closing Tax Period shall be prepared on a basis consistent with those prepared for prior taxable periods unless otherwise required by Law.

(c)                The portion of any Tax that is allocable to the portion of any Straddle Period that ends on the Closing Date will be: (A) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of

49

property, (iii) that are real property Taxes, personal property Taxes and similar ad valorem Taxes, or (iv) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and (B) in the case of other Taxes, deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period.

8.3               Parent Name Change. Following Closing, Parent shall amend its Certificate of Incorporation to change its name to “Accountable Healthcare America Inc.,” or other mutually agreed upon name, and shall apply to the Financial Industry Regulatory Authority (“FINRA”) to change its ticker symbol.

8.4               Lock-Up Agreements. AHA and Parent shall cause their respective Affiliates who will be directors and/or officers of Parent following the Merger and certain AHA Stockholders and Parent stockholders as mutually determined by AHA and Parent to enter into lock-up agreements with Parent in the form attached hereto as Exhibit 8.5 (the “Lock-Up Agreements”).

8.5               Parent Debt. To the extent that any Debt of Parent is not repaid in full at or prior to Closing, such Debt shall be (i) worked out with payment plans entered into prior to Closing, (ii) remain outstanding following Closing or (iii) converted into Parent Common Stock at or prior to Closing, in each case as mutually agreed by Parent and AHA

8.6               Post-Closing Parent Governance.

(a)                Unless otherwise agreed by Parent and AHA in writing prior to the Effective Time, Parent shall use reasonable efforts to cause the Parent Board to consist, on or promptly following the Effective Time, of the persons designated by Parent and AHA, respectively, as set forth on Schedule 8.7; provided, however, that if one or more of such designees are not approved for service on the Parent Board by Parent’s existing directors after consideration in good faith based on NASDAQ board nominating criteria, Parent or AHA, as applicable, shall designate a replacement for such designee to be considered in accordance with the same process as the original designee as set forth in this Section 8.6(a).

(b)                In accordance with and subject to the Bylaws of Parent, on or promptly following the Effective Time, the officers of Parent shall consist of the persons set forth on Schedule 8.6, each serving until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified. The duties, powers and responsibilities of such officers shall be as set forth in the Bylaws of Parent.

8.7               Listing; Resale Registration. Parent shall use its commercially reasonable efforts to (i) cause the Parent Common Stock to become listed on Nasdaq or NYSE American at or as soon as practicable following Closing and take all steps commercially practicable for that purpose, (ii) register the shares of Parent Common Stock held by stockholders of Parent immediately following Closing as soon as practicable following Closing, and (iii) register the outstanding Parent Stock Options on a registration statement on Form S-8.

8.8               Employment Agreements. At Closing, Parent shall assume those employment Contracts identified on Section 7.9(a) of the AHA Disclosure Schedule.

8.9               Officers and Directors Indemnification; D&O Insurance.

(a)                For a period of six (6) years following the Closing, Parent shall, and shall cause its Subsidiaries to, indemnify and hold harmless each Indemnified Officer and Director against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (the “D&O Indemnified Liabilities”) of or in connection with any claim, action, suit, proceeding or investigation by

50

reason of the fact that such person is or was a director or officer of Parent or any of its Subsidiaries (the “D&O Indemnified Proceedings”), whether pertaining to any matter existing or occurring at or prior to the Closing and whether asserted or claimed prior to, or at or after the Closing including all D&O Indemnified Liabilities based on, or relating to this Agreement or Merger, in each case to the fullest extent a corporation is permitted by Applicable Law to indemnify its own directors and officers. In the event any Indemnified Offer and Director is or becomes involved in any D&O Indemnified Proceeding, Parent shall pay expenses in advance of the final disposition of any such D&O Indemnified Proceeding to each Indemnified Offer and Director to the fullest extent permitted by Applicable Law. Without limiting the foregoing, in the event any such D&O Indemnified Proceeding is brought against any Indemnified Offer and Director, (i) the Indemnified Offer and Directors may retain counsel of their choosing, and (ii) Parent shall pay all reasonable and documented fees and expenses of one counsel for all of the Indemnified Offer and Directors with respect to each such D&O Indemnified Proceeding unless there is, under applicable standards of professional conduct (as determined by such Indemnified Offer and Director in its reasonable judgment), a conflict on any significant issue between the positions of any two or more Indemnified Offer and Directors, in which case Parent shall pay the fees of such additional counsel required by such conflict, promptly as statements therefor are received.

(b)                At or prior to the Closing, Parent shall obtain, at its sole cost, prepaid “tail” insurance policies, which policies provide each Indemnified Director and Officer with coverage for an aggregate period of at least one 1 year with respect to claims arising from facts or events that occurred on or before the Closing, including in connection with the adoption and approval of this Agreement, the other Transactions Documents and the Merger.

(c)                Subject to Applicable Law, the rights of any Indemnified Director and Officer under this Section 8.10 shall be in addition to any other rights such Indemnified Director and Officer may have under the Organizational Documents of Parent or its Subsidiaries or any other Contracts as in effect on the date hereof, which such rights shall be maintained by Parent for at least six (6) years following the Closing. The provisions of this Section 8.10 shall survive the consummation of the Merger, and are expressly intended to benefit, and to be enforceable by, each of the Indemnified Directors and Officers and their respective heirs and personal representatives.

(d)                If Parent or any of its Subsidiaries, or any of their respective successors or assigns, transfers or conveys all or substantially all of their properties and assets to any other Person or consolidates with or merges into any other Person and shall not be the continuing or surviving Person of such consolidation or merger, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or any of its Subsidiaries, as the case may be, shall assume the obligations of Parent or its Subsidiaries set forth in this Section 8.10.

ARTICLE 9.
Conditions to Closing

9.1               Conditions Precedent to Obligations of AHA. The obligations of AHA to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by AHA in writing:

(a)                Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

51

(b)                Performance of Obligations. Parent and Merger Sub shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                No Material Adverse Effect. There shall have been no Parent Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to AHA.

(e)                Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise materially adversely affects in any respect the right or ability of AHA to own, operate or control Parent or the Parent Assets, or AHA or the AHA Business, respectively, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f)                 Stockholder Consent. AHA shall have obtained the requisite consent of its stockholders in accordance with the laws of the State of Delaware, the AHA Certificate of Incorporation or related documents, and any agreements applicable to AHA approving this Agreement, the other Transaction Documents to which Parent is a party and the consummation of the Merger.

(g)                Consents Under Specified Parent Contracts. Parent shall have obtained all requisite third party Consents to the consummation of the Merger under those Parent Contracts set forth in Schedule 9.1(g) (each, a “Specified Parent Contract”).

(h)                Consents Under Specified AHA Contracts. AHA shall have obtained all requisite third party Consents to the consummation of the Merger under those AHA Contracts set forth in Schedule 9.1(h) (each, a “Specified AHA Contract”).

(i)                 Closing Deliveries. Parent shall have delivered to AHA all of the closing documents and agreements set forth in Section 5.1.

(j)                 Securities Filings. Parent and AHA shall have filed all forms, reports, statements and documents required to be filed by it with the SEC.

(k)                Form 8-K. Parent and AHA shall have prepared a draft current report on Form 8-K with respect to the Merger in a form reasonably satisfactory to AHA, which will be filed with the SEC immediately following the Effective Time.

(l)                 PARENT Approval. Parent shall acknowledge the warrants issued to the holders of the Series C Preferred Stock.

(m)              Conversion and Modification of AHA Series C Preferred Stock and AHA Series D Preferred Stock. All of the issued and outstanding shares of AHA Series C Preferred Stock, and AHA Series D Preferred Stock shall have been converted to AHA Common Stock or modified as set forth on Schedule 4.8, such that no shares of AHA Series C Preferred Stock or AHA Series D Preferred Stock are issued or outstanding at the Effective Time.

52

9.2               Conditions Precedent to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions, unless waived by Parent and Merger Sub in writing:

(a)                Representations and Warranties. The representations and warranties of AHA set forth in this Agreement shall be true and correct in all respects on and as of the date made and as of the Closing Date as if made on the date thereof (except to the extent such representation or warranty specifies an earlier date).

(b)                Performance of Obligations. AHA shall have performed in all respects all obligations and covenants required to be performed by them under this Agreement and any other agreement or document entered into in connection herewith prior to the Closing Date.

(c)                No Material Adverse Effect. There shall have been no AHA Material Adverse Effect from the Balance Sheet Date through the Closing Date.

(d)                Governmental Approvals. Each of the parties shall have obtained all Consents of Governmental Authorities required to consummate the Merger, in form and substance satisfactory to Parent.

(e)                Legal Requirements. No Legal Requirement shall be in effect which prohibits or materially restricts the consummation of the Merger at the Closing, or which otherwise materially adversely affects in any respect the right or ability of AHA to own, operate or control Parent or the Parent Assets, or AHA or the AHA Business, respectively, in whole or part, and no Proceeding is pending or threatened in writing by a Governmental Authority which is likely to result in a Legal Requirement having such an effect.

(f)                 Consents Under Specified AHA Contracts. AHA shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified AHA Contracts.

(g)                Consents Under Specified Parent Contracts. Parent shall have obtained all requisite third party Consents to the consummation of the Merger under the Specified Parent Contracts.

(h)                Closing Deliveries. AHA shall have delivered to Parent all of the closing documents and agreements set forth in Section 5.2.

(i)                 Form 8-K. Parent and AHA shall have prepared a draft current report on Form 8-K with respect to the Merger in a form reasonably satisfactory to AHA, which will be filed with the SEC immediately following the Effective Time.

(j)                 Securities Filings. Parent and AHA shall have filed all forms, reports, statements and documents required to be filed by it with the SEC.

(k)                AHA Financial Statements. AHA shall have completed audited financial statements for the fiscal years ending on December 31, 2018 and December 31, 2019, respectively, and the first nine months of 2020 Reviewed Financial Statements.

(l)                 Conversion and Modification of AHA Series C Preferred Stock AHA, Series D Preferred Stock and AHA Series E Preferred Stock. All of the issued and outstanding shares of AHA Series C Preferred Stock, AHA Series D Preferred Stock and AHA Series E Preferred Stock shall have been converted to AHA Common Stock or modified as set forth on Schedule 4.8, such that no shares of AHA Series C Preferred Stock, AHA Series D Preferred Stock or AHA Series E Preferred Stock are issued or outstanding immediately prior to the Effective Time.

53

(m)              Dissenting Shares. The number of shares of AHA capital stock that are Dissenting Shares shall be less than five percent (5%) of the aggregate number of shares of AHA capital stock issued and outstanding immediately prior to the Effective Time.

.

(n)                Termination of AHA Shareholders’ Agreement. The AHA Shareholders’ Agreement shall have been terminated, and any rights under the AHA Shareholders’ Agreement shall have been waived.

(o)                Termination of AHA Series A Stock Purchase Agreement and AHA Series C Stock Purchase Agreement. The AHA Series A Stock Purchase Agreement and the AHA Series C Stock Purchase Agreement shall have been terminated.

(p)                .. ACMG Matters. Immediately prior to the Effective Time, there shall be no shares of ACMG preferred stock issued or outstanding.

(q)                Severance under Employment Agreements. All employment agreements between Parent and any of the officers listed on Schedule 8.7 shall provide for a severance amount of no more than one (1) year of base salary in effect immediately prior to termination.

ARTICLE 10.
Termination

10.1           Termination.

(a)                Circumstances for Termination. At any time prior to the Closing, this Agreement may be terminated by written notice:

(i)                 by the mutual written consent of AHA and Parent;

(ii)               by AHA, if Parent and/or Merger Sub is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.1, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iii)             by Parent, if AHA is in material breach of any provision of this Agreement, which material breach would give rise to a failure to satisfy any condition set forth in Section 9.2, and such breach shall not have been cured within thirty (30) days of written notice from the terminating party of such breach, provided, that the terminating party is not, on the date of termination, in material breach of any material provision of this Agreement;

(iv)              by either AHA or Parent if the Closing has not occurred on or prior to April 30, 2021, or such later date as mutually agreed to in writing by the parties, for any reason, provided, that the terminating party shall not have breached its obligations hereunder in any manner that shall have contributed to the failure to consummate the Closing by April 30,2021 or

54

(v)                by Parent if: (A) (w) the Parent Board has determined that a Parent Acquisition Proposal constitutes a Superior Parent Acquisition Proposal (provided that such Parent Acquisition Proposal was not solicited in violation of Section 4.5), (x) Parent has provided at least ten (10) days’ prior written notice to AHA of such determination (which notice shall specify the material terms and conditions of any such Superior Parent Acquisition Proposal (including the identity of the party making such Superior Parent Acquisition Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Parent Acquisition Proposal and other material documents, including the then current form of the definitive agreement with respect to such Superior Parent Acquisition Proposal), (y) Parent has negotiated in good faith with AHA to amend the terms of this Agreement so that the Superior Parent Acquisition Proposal would no longer constitute a Superior Parent Acquisition Proposal, (z) ten (10) days have elapsed since such notice to Parent and the Parent Acquisition Proposal remains a Superior Parent Acquisition Proposal (it being understood that any material revision or amendment to the terms of such Parent Acquisition Proposal shall require a new notice to AHA); and (B) concurrently with the termination hereunder, Parent enters into a definitive acquisition agreement providing for the Superior Parent Acquisition Proposal; provided, that Parent shall pay to AHA, in immediately available funds, an amount equal to (i)$500,000 and (ii) all out of pocket expenses incurred by AHA in connection with the transactions contemplated herein; and

(vi)              by AHA if: (A) (w) the AHA Board has determined that a AHA Acquisition Proposal constitutes a Superior AHA Acquisition Proposal (provided that such AHA Acquisition Proposal was not solicited in violation of Section 4.5), (x) AHA has provided at least ten (10) days’ prior written notice to Parent of such determination (which notice shall specify the material terms and conditions of any such Superior AHA Acquisition Proposal (including the identity of the party making such Superior AHA Acquisition Proposal), and shall have contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior AHA Acquisition Proposal and other material documents, including the then current form of the definitive agreement with respect to such Superior AHA Acquisition Proposal), (y) AHA has negotiated in good faith with Parent to amend the terms of this Agreement so that the Superior AHA Acquisition Proposal would no longer constitute a Superior AHA Acquisition Proposal, (z) ten (10) days have elapsed since such notice to Parent and the AHA Acquisition Proposal remains a Superior AHA Acquisition Proposal (it being understood that any material revision or amendment to the terms of such AHA Acquisition Proposal shall require a new notice to Parent); and (B) concurrently with the termination hereunder, AHA enters into a definitive acquisition agreement providing for the Superior AHA Acquisition Proposal; provided, that AHA shall pay to Parent, in immediately available funds, an amount equal to (i) $500,000 and (ii) all out of pocket expenses incurred by Parent in connection with the transactions contemplated herein; and

(b)                Effect of Termination. If this Agreement is terminated in accordance with Section 10.1(a), all obligations of the parties hereunder shall terminate, except for the obligations set forth in this Section 10.1 and in ARTICLE 11; provided, that such termination shall not release either party from any liability that has already accrued as of the effective date of such termination, and shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a party may have hereunder, at law, equity or otherwise or which may arise out of or in connection with such termination.

ARTICLE 11.

55

Miscellaneous Provisions

11.1           Amendments and Waivers. This Agreement may not be amended, supplemented or modified, except by an agreement in writing signed by AHA and Parent. Any party may waive compliance by any other party with any term or provision of this Agreement; provided, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

11.2           Notices. All notices, requests, demands and other communications required or permitted under this Agreement and under Applicable Law shall be in writing and shall be deemed to have been duly given, made and received (i) when delivered personally or by telecopy, (ii) one (1) Business Day following the day when deposited with a reputable, established overnight courier service for delivery to the intended addressee, or (iii) three (3) Business Days following the day when deposited with the United States Postal Service as first class, registered or certified mail, postage prepaid and addressed as set forth below:

If to Parent or Merger Sub:

Clinigence Holdings, Inc.

501 1st Ave., N Suite 901

St. Petersburg, FL 33701

Attention: Warren Hosseinion

Telephone No.: (678) 778-5844
E-mail: warren.hosseinion@clinigencehealth.com

If to AHA:

Accountable Healthcare America Inc.

2455 East Sunrise Blvd., Suite 1204

Fort Lauderdale, FL 33304

Attention: Fred Sternberg
Telephone No.: [_]

E-mail: fred.sternberg@ahahealthcare.net

With a copy, which shall not constitute notice, given in the manner prescribed above, to:

Dickinson Wright PLLC
350 East Las Olas Blvd., Suite 1750
Ft. Lauderdale, FL 33301
Attention: Joel Mayersohn, Esq.
Telephone No.: (954)-991-5426
E-mail: jmayersohn@dickisonwright.com

Any party may alter its notice address by notifying the other parties of such change of address in conformity with the provisions of this section.

11.3           Governing Law. This Agreement is to be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of the State of Delaware to the rights and duties of the parties.

56

11.4           Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

11.5           Assignments Prohibited; Successors and Assigns. No Person shall assign, suffer, or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of AHA. AHA shall not assign, or suffer or permit an assignment (by operation of law or otherwise) of, its rights or obligations under or interest in this Agreement without the prior written consent of Parent, except that no such prior written consent shall be required for any assignment or deemed assignment in connection with (a) any sale or transfer for value of all or substantially all of the assets or business of AHA (whether by sale of assets, sale of equity, merger, recapitalization, reorganization or similar transaction), (b) any change in the jurisdiction in which AHA is organized or incorporated or (c) in connection with any bona fide initial public offering of AHA. Any purported assignment or other disposition, except as permitted herein, shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

11.6           No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and permitted assigns, and the parties do not intend to confer third-party beneficiary rights upon any other Person.

11.7           Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

11.8           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Merger contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger contemplated hereby be consummated as originally contemplated to the fullest extent possible.

11.9           Entire Agreement. This Agreement (which per Section 11.4 includes all Exhibits and Schedules attached hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written among the parties. The parties intend that this Agreement be the several, complete and exclusive embodiment of their agreement, and that any evidence, oral or written, of a prior or contemporaneous agreement that alters or modifies this Agreement shall not be admissible in any proceeding concerning this Agreement. The express terms hereof control and supersede, including, without limitation, the Confidential Letter of Intent dated November 5, 2019, any course of performance and/or usage of the trade inconsistent with any of the terms hereof. Notwithstanding the foregoing, the provisions of that certain Master Mutual Non-Disclosure Agreement, dated August 9, 2019, by and between AHA and Parent, shall survive.

57

11.10        Interpretation. Unless otherwise indicated herein, with respect to any reference made in this Agreement to a Section (or Article, Subsection, Paragraph, Subparagraph or Clause), Exhibit or Schedule, such reference shall be to a section (or article, subsection, paragraph, subparagraph or clause) of, or an exhibit or schedule to, this Agreement. The table of contents and any article, section, subsection, paragraph or subparagraph headings contained in this Agreement and the recitals at the beginning of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed, as the context indicates, to be followed by the words “but (is/are) not limited to.” Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate. Where specific language is used to clarify or illustrate by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict the construction of the general statement that is being clarified or illustrated.

11.11        Construction. The construction of this Agreement shall not take into consideration the party who drafted or whose representative drafted any portion of this Agreement, and no canon of construction shall be applied that resolves ambiguities against the drafter of a document. Each party acknowledges that: (a) it has read this Agreement; (b) it has been represented in the preparation, negotiation and execution of this Agreement by legal counsel of its own choice or has voluntarily declined to seek such counsel; and (c) it understands the terms and consequences of this Agreement and is fully aware of the legal and binding effect of this Agreement.

11.12        Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties only in the State of Delaware, or, if it has or can acquire the necessary jurisdiction, in the United States District Court for the District of Delaware. Each of the parties consents to the exclusive jurisdiction of such courts (and the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

11.13        Waiver of Jury Trial. THE PARTIES HEREBY EXPRESSLY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY OR AGAINST EITHER OF THEM RELATING TO THIS AGREEMENT. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT INVOLVES COMPLEX MERGER AND THAT DISPUTES HEREUNDER WILL BE MORE QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT DECISION MAKER. ACCORDINGLY, THE PARTIES AGREE, BASED ON THE ADVICE OF THEIR COUNSEL, THAT ANY DISPUTE HEREUNDER BE RESOLVED BY A JUDGE APPLYING APPLICABLE LAW.

11.14        Provisional Relief; Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, it is agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court as provided in Section 11.12, in addition to any other remedy to which they are entitled at law or in equity.

11.15        Recovery of Fees by Prevailing Party. If any legal action, including an action for arbitration or injunctive relief, is brought relating to this Agreement or the breach or alleged breach hereof, the prevailing party in any final judgment or arbitration award, or the non-dismissing party in the event of a voluntary dismissal by the party instituting the action, shall be entitled to the full amount of all reasonable expenses, including all court costs, arbitration fees and actual attorneys’ fees paid or incurred in good faith.

58

11.16        Further Assurances. Each party agrees (a) to furnish upon request to each other party such further information, (b) to execute and deliver to each other party such other documents and (c) to do such other acts and things, all as another party may reasonably request for the purpose of carrying out the intent of this Agreement and the Merger contemplated by this Agreement.

11.17        Time of the Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[Signatures Pages Follow]

59

IN WITNESS WHEREOF, each of the parties has executed this Agreement or caused it to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

AHA:

Accountable Healthcare America Inc.

By: _/s/ Fred Sternberg

Fred Sternberg

Chief Executive Officer

60

PARENT:

Clinigence Holdings, Inc.

By: /s/ Lawrence Schimmel

Lawrence Schimmel

Chief Executive Officer

By: /s/ Warren Hosseinion

Warren Hosseinion

Chairman of the Board of Directors

MERGER SUB:

AHA Acquisition Corp.

By:/s/ Warren Hosseinion

Warren Hosseinion

Chairman of the Board of Director

61

SCHEDULES AND EXHIBITS

Schedule 1	Definitions
Schedule 2.6	Directors and Officers of Surviving Corporation
Schedule 3.3(a)	Options
Schedule 3.3(b)	Warrants
Schedule 3.3(c)	Convertible Debt
Schedule 3.3(d)	Capitalization Certificate
Schedule 4.2(a)	AHA’s Conduct of the Business
Schedule 5.1(i)	Parent Signatories to Lock Up Agreements
Schedule 5.2(e)	AHA Signatories to Lock Up Agreements
Schedule 6	Parent Disclosure Schedule
Schedule 7	AHA Disclosure Schedule
Schedule 8.6	Directors and Officers of Parent
Schedule 9.1(g)	Specified Parent Contracts
Schedule 9.1(h)	Specified AHA Contracts
Exhibit 8.5	Form of Lock Up Agreement

62

SCHEDULE 1
Definitions

“2019 Reviewed Financial Statements” has the meaning set forth in Section 9.1(m).

“ACMG” means Accountable Care Medical Group of Florida, Inc., a Florida corporation.

“Acquisition Transaction” has the meaning specified in Section 4.5.

“Affiliate” means, with respect to a specified Person, (a) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person; (b) any Person who is a director, officer, manager or general partner (i) of such specified Person, or (ii) of any Person described in clause (a) above; or (c) any Person who is related to a Person described in clauses (a) or (b) above by blood or marriage. For the purposes of this definition, (1) ”control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing, and (2) ”control” shall be deemed to include ownership of fifty percent (50%) or more of the voting securities of such specified Person.

“Agreement” means this Agreement and Plan of Merger (including the Parent Disclosure Schedule, the AHA Disclosure Schedule, and all other schedules and exhibits attached hereto), as amended from time to time.

“AHA” has the meaning set forth in the Preamble.

“AHA Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving AHA or any proposal or offer, in each case that would result in the acquisition in any manner of more than fifty percent (50%) of the voting power in, or more than fifty percent (50%) of the fair market value of the business, assets or deposits of, AHA, other than the transactions contemplated by this Agreement.

“AHA Assets” means all assets, properties, business and goodwill, owned, held or used in or arising

63

from or related to the conduct of the AHA Business by AHA or any of its Subsidiaries as the same shall exist as of the Closing Date.

“AHA Board” has the meaning set forth in the Recitals.

“AHA Business” means the business conducted by AHA or any of its Subsidiaries as of the Closing Date.

“AHA Certificate of Incorporation” means the Certificate of Incorporation of AHA filed with the Secretary of State of the State of Delaware.

“AHA Common Stock” has the meaning set forth in the Recitals.

“AHA Convertible Note” has the meaning set forth in Section 3.3(c).

“AHA Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 7.

“AHA ERISA Affiliate” has the meaning specified in Section 7.14(a).

“AHA Facilities” has the meaning specified in Section 7.11(a).

“AHA Facility Leases” has the meaning specified in Section 7.11(a).

“AHA Financial Statements” has the meaning specified in Section 7.6(a).

“AHA Intellectual Property” means all Intellectual Property and Intellectual Property Rights used, held for use, or contemplated to be used in connection with the AHA Business, any AHA Products, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of AHA or any of its Subsidiaries, including the AHA (or any of its Affiliates) Registered Intellectual Property Rights.

“AHA Interim Balance Sheet” has the meaning set forth in Section 7.6(a)(ii).

“AHA Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the financial condition, properties, assets, liabilities, business, operations or results of operations of AHA, any of its Subsidiaries or the AHA Business or (ii) to prevent or materially delay consummation of the Merger or otherwise to prevent AHA from performing its obligations under this Agreement; and

“AHA Material Contracts” has the meaning specified in Section 7.9(a).

“AHA Plans” has the meaning specified in Section 7.14(a).

“AHA Pre-Closing Tax Returns” has the meaning specified in Section 8.2(a).

“AHA Products” means all products and services that AHA has made commercially available and for which AHA or any of its Subsidiaries currently receives revenue and all products and services under development as of the Signing Date by AHA that AHA or any of its Subsidiaries intends to make commercially available.

“AHA Registered Intellectual Property Rights” has the meaning set forth in Section 7.12(a).

“AHA Series A Preferred Stock” means the Series A Convertible Preferred Stock, par value

64

$0.001, issued by AHA.

“AHA Series A Stock Purchase Agreement” means that certain Series A Stock Purchase Agreement, dated as of August 9, 2017, among AHA and certain purchasers of AHA Series A Preferred Stock, as amended.

“AHA Series C Preferred Stock” means the Series B Convertible Preferred Stock, par value $0.001, issued by AHA.

“AHA Series D Preferred Stock” means the Series C Convertible Preferred Stock, par value $0.001, issued by AHA.

“AHA Series C Stock Purchase Agreement” means that certain Series C Stock Purchase Agreement, dated as of July 4, 2018, among AHA and certain purchasers of AHA Series C Preferred Stock, as amended

“AHA Series D Preferred Stock” means the Series D Convertible Preferred Stock, par value $0.001, issued by AHA

“AHA Series E Preferred Stock” means the Series E Convertible Preferred Stock, par value $0.001, issued by AHA

“AHA Shareholders’ Agreement” means that certain Amended and Restated Shareholders’ Agreement, dated as of August 9, 2018, among AHA, certain holders of AHA and certain purchasers of AHA Series C Preferred Stock.

“AHA Stockholder Approval” has the meaning set forth in Section 4.11.

“AHA Stockholder Consent” has the meaning set forth in Section 4.11.

“AHA Stockholder Meeting” has the meaning set forth in Section 4.11.

“AHA Stockholders” has the meaning set forth in Section 3.1(b).

“AHA Stock Option” has the meaning set forth in Section 3.3(a).

“AHA Warrant” has the meaning set forth in Section 3.3(b).

“AHP” has the meaning set forth in Section 4.1 (c).

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Assets” means, with respect to Parent, AHA or their respective Subsidiaries, as applicable, all of the assets whether real, personal, tangible or intangible used or held for use in connection with the Parent Business or the AHA Business, as applicable, all of which are owned or leased by such Person.

“Balance Sheet Date” means September 30, 2020.

“Books and Records” means all books, files, papers, agreements, correspondence, databases,

65

information systems, programs, software, documents and records of Parent, AHA or their respective Subsidiaries, as applicable, on whatever medium.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Fort Lauderdale, Florida or New York, New York are authorized or required by Applicable Law to close.

“Cancelled Shares” has the meaning set forth in Section 3.1(a).

“Capitalization Certificate” has the meaning set forth in Section 3.3(e).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Clinigence Health” means Clinigence Health, Inc., a Delaware corporation.

“Clinigence India” means Clinigence India Private Limited, an entity organized under the laws of India.

“Clinigence LLC” means Clinigence, LLC, a Georgia limited liability company.

“Closing” has the meaning specified in Section 2.2.

“Closing Date” has the meaning specified in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means all Trade Secrets and other confidential and/or proprietary information of a Person, including information derived from reports, investigations, research, work in progress, codes, marketing and sales programs, financial projections, cost summaries, pricing formulae, algorithms, contract analyses, financial information, projections, confidential filings with any state or federal agency, and all other confidential concepts, methods of doing business, ideas, materials or information prepared or performed for, by or on behalf of such Person by its Service Providers or Representatives, and including confidential and/or proprietary information obtained from other Person’s to whom such Person has a duty of confidentiality.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Approval).

“Consideration Spreadsheet” has the meaning specified in Section 3.3(f).

“Contract” means any agreement, contract, consensual obligation, promise, understanding, arrangement, commitment or undertaking of any nature (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights” means all copyrights, including in and to works of authorship and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to prepare, reproduce, perform, display and distribute copyrighted works and copies, compilations and derivative works thereof.

“Debt” means, with respect to any Person, all liabilities: (a) for money borrowed from banks or similar financial institutions or evidenced by bonds, debentures, notes or other similar instruments;

66

(b) under any capitalized lease liabilities; (c) under any interest rate protection agreements (valued on a market quotation basis); (d) for any debt-like obligation in respect of the deferred purchase price of property with respect to which such Person is liable as obligor; (e) for any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case determined in accordance with GAAP and (f) guarantees of any of the foregoing on behalf of another Person.

“Disqualification Event” has the meaning set forth in Section 6.23(a).

“Dissenting Shares” has the meaning set forth in Section 3.4.

“Dissenting Stockholders” has the meaning set forth in Section 3.4.

“DGCL” has the meaning set forth in the Recitals.

“D&O Indemnified Liabilities” has the meaning specified in Section 8.10(a).

“D&O Indemnified Proceedings” has the meaning specified in Section 8.10(a).

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means, with respect to any property or asset, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, adverse claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature in respect of such property or asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset). For the purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Entity” means any corporation (including any non-profit corporation), joint stock company, partnership, limited liability company, limited liability partnership, joint venture, estate, association, trust or other entity or organization.

“Environmental Laws” means all Applicable Laws relating to (a) the control of any potential pollutant or protection of the air, water or land, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful, and includes, (i) the terms and conditions of any license, permit, approval, or other authorization by any Governmental Authority, and (ii) judicial, administrative, or other regulatory decrees, judgments, and orders of any Governmental Authority. The term “Environmental Laws” shall include, but not be limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. § 7401 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., RCRA, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., CERCLA, the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., and any state, county, or local regulations similar thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

67

“ERISA Plans” has the meaning specified in Section 6.14(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Ratio” has the meaning set forth in Section 3.1(b).

“FINRA” has the meaning set forth in Section 8.4.

“FLSA” has the meaning specified in Section 6.13(g).

“Fraud” means fraud, fraudulent inducement, misappropriation or intentional misrepresentation or concealment

“GAAP” means generally accepted accounting principles in the United States in effect on the date on which they are to be applied pursuant to this Agreement, applied consistently throughout the relevant periods.

“Governmental Approval” means any: (a) permit, license, certificate, concession, approval, consent, ratification, permission, clearance, confirmation, exemption, waiver, franchise, certification, designation, rating, registration, variance, qualification, accreditation or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Authority.

“Governmental Authority” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multinational organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing or arbitral authority or power of any nature.

“Hazardous Materials” means any (a) toxic or hazardous materials or substances; (b) solid wastes, including asbestos, polychlorinated biphenyls, mercury, flammable or explosive materials; (c) radioactive materials; (d) petroleum or petroleum products (including crude oil); and (e) any other chemical, pollutant, contaminant, substance or waste that is regulated by any Governmental Authority under any Environmental Law.

“

“HIPAA” has the meaning specified in Section 6.15(b).

“Indemnified Director and Officer” means any person who was, is now, or has been at any time prior to the Closing, an officer or director of Parent or its Subsidiaries, or has been at any time prior to the Closing, an officer or director of Parent or its Subsidiaries who was serving at the request of Parent or its Subsidiaries as an officer or director of another Person.

“Intellectual Property” means, collectively, all technology, inventions, know how, customer lists, supplier lists, methods, proprietary processes and formulae, works of authorship, databases and other compilations and collections of data, software source code and object code, algorithms, architectures, structures, screen displays, photographs, images, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format), domain names, proprietary and

68

confidential information, and all documentation and media constituting, describing or relating to the foregoing, including manuals, programmers’ notes, memoranda and records.

“Intellectual Property Rights” means any or all rights in and to Intellectual Property and intangible industrial property rights, including (i) Patents, Trade Secrets, Copyrights, Trademarks and (ii) any rights similar, corresponding or equivalent to any of the foregoing anywhere in the world, including social media rights (such as Facebook).

“IRS” means the Internal Revenue Service.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter or (b) (except when Knowledge is stated to be “actual Knowledge”) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable inquiry concerning the truth or existence of such fact or other matter. Parent and AHA shall be deemed to have “Knowledge” of a particular fact or other matter if any of their respective Subsidiaries or any of their or their respective Subsidiaries’ directors, managers, officers or Service Providers with the authority to establish policy for the respective party has actual knowledge of such fact or other matter after reasonable inquiry.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, Order, edict, decree, proclamation, treaty, convention, rule, regulation, permit, ruling, directive, pronouncement, requirement (licensing or otherwise), specification, determination, decision, opinion or interpretation that is, has been or may in the future be issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any Debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such Debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such Debt, obligation, duty or liability is immediately due and payable.

“Lock-Up Agreements” has the meaning set forth in Section 8.5.

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” has the meaning set forth in Section 3.1(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” has the meaning set forth in the Recitals.

“Nondisclosure Agreement” means that certain Master Mutual Non-Disclosure Agreement dated as of August 9, 2019, between Parent and AHA.

“Open Source Software” has the meaning specified in Section 6.12(m).

“Order” means any: (a) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority; or (b) Contract with any Governmental Authority that is or has been entered into in connection with any Proceeding.

69

“Organizational Documents” means the documents by which any Person (other than an individual) establishes its legal existence or governs its internal affairs. For example, the “Organizational Documents” of (a) a Delaware limited liability company would be its articles of organization and operating agreement or (b) a Delaware corporation would be its certificate of incorporation and bylaws.

“Parent” has the meaning set forth in the Preamble.

“Parent Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation, acquisition of assets, acquisition of equity or other business combination involving Parent or any other proposal or offer, in each case that would result in the acquisition in any manner of more than fifty percent (50%) of the voting power in, or more than fifty percent (50%) of the fair market value of the business, assets or deposits of Parent, other than the transactions contemplated by this Agreement.

“Parent Assets” means all assets, properties, business and goodwill, owned, held or used in or arising from or related to the conduct of the Parent Business by Parent or any of its Subsidiaries as the same shall exist as of the Closing Date.

“Parent ERISA Affiliate” has the meaning specified in Section 6.14(a).

“Parent Board” has the meaning set forth in the Recitals.

“Parent Business” means the business conducted by Parent and its Subsidiaries as of the Closing Date.

“Parent Certificate of Incorporation” means the Certificate of Incorporation of Parent filed with the Secretary of State of the State of Delaware.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Conversion Shares” has the meaning set forth in Section 3.3(c).

“Parent Disclosure Schedule” has the meaning specified in the first paragraph of ARTICLE 6.

“Parent Facilities” has the meaning specified in Section 6.11(a).

“Parent Facility Leases” has the meaning specified in Section 6.11(a).

“Parent Financial Statements” has the meaning specified in Section 6.6(a).

“Parent Intellectual Property” means all Intellectual Property and Intellectual Property Rights used, held for use, or contemplated to be used in connection with the Parent Business, any Parent Products, whether owned or controlled, licensed, owned or controlled by or for, licensed to, or otherwise held by or for the benefit of Parent or any of its Subsidiaries, including the Parent (or any of its Affiliates) Registered Intellectual Property Rights.

“Parent Interim Balance Sheet” has the meaning set forth in Section 6.7(i).

“Parent Material Adverse Effect” means any event, change or effect that, when taken individually or together with all other adverse events, changes and effects, is or is reasonably likely (i) to be materially adverse to the financial condition, properties, assets (including the Parent Assets), liabilities, business, operations or results of operations of Parent, its Subsidiaries, the Parent Assets or the Parent Business or (ii) to prevent or materially delay consummation of the Merger or otherwise to prevent Parent from performing its obligations under this Agreement;

70

“Parent Material Contracts” has the meaning specified in Section 6.9(a).

“Parent Option Shares” has the meaning set forth in Section 3.3(a).

“Parent Plans” has the meaning specified in Section 6.14(a).

“Parent Products” means all products and services that Parent or any of its Subsidiaries has made commercially available and for which Parent or any of its Subsidiaries currently receives revenue and all products and services under development as of the Signing Date by Parent or any of its Subsidiaries that Parent or any of its Subsidiaries intends to make commercially available.

“Parent Registered Intellectual Property Rights” has the meaning specified in Section 6.12(a).

“Parent Series A Certificate of Designation” has the meaning set forth in the Recitals.

“Parent Series A Preferred Stock” has the meaning set forth in the Recitals.

“Parent Warrant Shares” has the meaning set forth in Section 3.3(b).

“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries.

“Permitted Encumbrances” means:

(a)       mechanics’, carriers’, workmen’s, repairmen’s or other similar liens arising or incurred in the ordinary course of business;

(b)       conditional sales contracts (covering personality and equipment, but not real property) and equipment leases entered into in the ordinary course of business;

(c)       Encumbrances for Taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty, and

(d) ..The lien of Dev Broganza

“Person” means an individual, Entity or Governmental Authority.

“Personally Identifiable Information” means any information that can be used to identify a specific individual as defined by Applicable Laws in the relevant jurisdictions, such as the individual’s name, address, telephone number, fax number, email address, credit card or financial or bank account number, medical information, or health insurance information.

“Pre-Closing Period” means any taxable period ending on or before the close of business on the Closing Date or, in the case of any taxable period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation that is, has been or may in the future be commenced, brought, conducted or heard at law or in equity or before any Governmental Authority or any arbitrator or arbitration panel.

71

“PTO” has the meaning specified in Section 6.12(d).

“Receivables” means all bona fide accounts and notes receivable, deposits in transit, checks and negotiable instruments arising out of or relating to the Parent Business.

“Registered Intellectual Property Rights” means all United States, international and foreign: (i) Patents, (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks, (iii) Copyright registrations and applications to register Copyrights and (iv) any other Intellectual Property Rights that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment.

“Representatives” of a Person means the officers, managers, directors, Service Providers, attorneys, accountants, advisors, agents, distributors, licensees, members, stockholders, subsidiaries and lenders of such Person.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 6.23(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” of a Person means an employee, independent contractor, consultant, officer, director, advisory board member, manager, general partner or other service provider (including any Service Provider Entity and any individuals providing services through, to, for or on behalf of a Service Provider Entity) to such Person.

“Service Provider Entity” means an Entity engaged by a Person to provide services to or on behalf of such Person. For the avoidance of doubt, a Service Provider Entity can include a consulting firm, temporary placement agency, staffing agency, professional employer organization (PEO), “umbrella company,” “pass through” employment agency, employee leasing firm or agency, an organization that provides outsourced human resources services or an Entity formed by an individual and through which an individual provides services to third parties.

“Signing Date” has the meaning set forth in the Preamble.

“Specified AHA Contract” has the meaning specified in Section 9.1(h).

“Specified Parent Contract” has the meaning specified in Section 9.1(g).

“Stock Certificate 2 Shares” has the meaning specified in the Amended and Restated Certificate of Designation of 6% Series A Convertible Cumulative Preferred Stock of AHA.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, trust or other entity, the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity, of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) are, as of such date,

72

owned by such Person or one (1) or more Subsidiaries of such Person or by such Person and one (1) or more Subsidiaries of such Person.

“Superior AHA Acquisition Proposal” means an unsolicited, bona fide written AHA Acquisition Proposal (a) which the AHA Board in good faith determines in its reasonable judgment is on terms that the AHA Board has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the stockholders of AHA from a financial point of view than this Agreement, and (b) with respect to which the AHA Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

“Superior Parent Acquisition Proposal” means an unsolicited, bona fide written Parent Acquisition Proposal (a) which the Parent Board in good faith determines in its reasonable judgment is on terms that the Parent Board has determined in its good faith judgment (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) are more favorable to the stockholders of Parent from a financial point of view than this Agreement, and (b) with respect to which the Parent Board has determined in good faith (after consultation with its financial advisors and outside counsel and after taking into account all legal, financial (including the financing terms of such proposal), regulatory and other aspects of the proposal) is reasonably likely to be consummated (if accepted).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount and any interest on such penalty, addition to tax or additional amount, imposed by any Tax Authority.

“Tax Authority” means Governmental Authority responsible for the imposition, assessment or collection of any Tax (domestic or foreign).

“Tax Return” means any return, statement, declaration, notice, certificate or other document that is or has been filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement related to any Tax.

“Trade Secrets” means all trade secrets under Applicable Law and other rights in know-how and confidential or proprietary information, processing, manufacturing or marketing information, including new developments, inventions, processes, ideas or other proprietary information that provide a Person with advantages over competitors who do not know or use it and documentation thereof (including related papers, blueprints, drawings, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture and data processing software, compilations of information) and all claims and rights related thereto.

“Trademarks” means all trademarks, service marks, trade names, corporate names, service names, brand names, trade dress, logos, designs, artwork or variants thereof, promotional materials, Internet

73

domain names, IP addresses, email addresses, fictitious and other business names, personal names, identities, privacy rights, and general intangibles of like nature, together with the goodwill associated with any of the foregoing, and all applications, ITU Applications, registrations and renewals thereof.

“Transmittal Letter” has the meaning set forth in Section 3.2(b).

“Transaction Documents” means this Agreement, the Lock-Up Agreements, the Exchange Agent Agreement, the Transmittal Letters and all other agreements, certificates, instruments, documents and writings delivered by Parent, Merger Sub or AHA in connection with the Merger.

“Treasury Regulations” means the income Tax regulations, including temporary regulations, promulgated under the Code, as those regulations may be amended from time to time. Any reference herein to a specific section of the Treasury Regulations shall include any corresponding provisions of any succeeding, similar, substitute, proposed or final Treasury Regulation.

74